AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

BETWEEN

UNITED STATES RENEWABLE ENERGY GROUP WIND PARTNERS I, LLC

AND

SHENYANG POWER GROUP COMPANY LIMITED

Dated as of December 16, 2009

THE MEMBERSHIP INTERESTS OF TEXAS A WIND LLC (THE “MEMBERSHIP INTERESTS”), THE COMPANY TO WHICH THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT RELATES, ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.

THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND HAVE NOT BEEN REGISTERED UNDER (A) THE SECURITIES ACT OF 1933, AS AMENDED OR (B) ANY OTHER STATE SECURITIES LAW.  THE MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, OR TRANSFERRED, EXCEPT IN COMPLIANCE WITH (I) SUCH LAWS AND (II) THE TERMS AND CONDITIONS OF THIS AGREEMENT.

Table of Contents

Article 1	Definitions and Rules of Construction	1

1.1	Certain Defined Terms	1

1.2	Rules of Construction	8

Article 2	Establishment of the Company	9

2.1	Establishment of the Company	9

2.2	Name	10

2.3	Term	10

2.4	Representations and Warranties	10

2.5	Deliveries and Commitments	11

2.6	Membership Interests	11

2.7	Company Obligations & Rights	11

2.8	Expenses	12

Article 3	Capital Contributions	12

3.1	Initial Capital Contributions	12

3.2	Additional Capital Contributions	12

3.3	No Withdrawal of or Payment of Interest on Capital	12

3.4	Development Studies, etc	12

3.5	The Members acknowledge that it may be desirable to negotiate, execute and deliver the Turbine Supply Agreement in order to apply for a Project Loan	13

3.6	Member Loans	13

Article 4	Allocation of Profits and Losses; Distributions	13

4.1	Allocation of Profits and Losses	13

4.2	Definitions	13

4.3	Distributions	14

4.4	No Priority	15

4.5	Other Distribution Rules	15

4.6	Liquidating Distribution Provisions	15

4.7	Distribution Policy	15

4.8	Limitation upon Distributions	15

Article 5	Management	16

5.1	Board of Directors	16

i

5.2	Board of Directors Meetings	17

5.3	Voting of Directors; Quorum	17

5.4	Actions Requiring Board of Directors Approval—Major	18

5.5	Developer Fee	19

5.6	Contracts with Members	19

5.7	Actions Requiring Board of Directors Approval— Other	19

5.8	Chief Executive Officer	20

5.9	Other Officers and Employees	20

5.10	Business Plan	21

5.11	Dispute Resolution Procedures	22

5.12	Standard of Conduct	22

5.13	Directors and Officers—Exculpation	23

5.14	Directors and Officers—Indemnification	23

Article 6	Transfer Restrictions on Membership Interests	25

6.1	Restrictions on Transfer of Membership Interests	25

6.2	Assignment to Controlled Persons	25

6.3	Effect of Non-compliance	25

6.4	Limitations on Assignment of Membership Interests	26

Article 7	Dissolution or Buy-Sell—in the Absence of Default	26

7.1	Applicability	26

7.2	Triggering Events—Absence of Default	26

7.3	Consequences—Absence of Default	26

7.4	Rights of USREG Wind	26

7.5	Voluntary Buy-Sell	26

Article 8	Dissolution and Other Rights Upon Default	26

8.1	Applicability	26

8.2	Definitions—Defaulting Member and Non-Defaulting Member and Default Event	27

8.3	Remedies—Upon Default by One Member	28

8.4	Remedies if Both Members are Defaulting Members	29

Article 9	Buy-Sell in the Absence of Default	29

9.1	Offer to Buy or Sell	29

9.2	Terms of the Offer	29

9.3	Offeree’s Response to Offer	29

Article 10	Buy-Sell upon Default	31

10.1	Generally	31

10.2	Price—if Non-Defaulting Member’s Membership Interest is Being Purchased and Sold	31

10.3	Price—if Defaulting Member’s Membership Interest is Being Purchased and Sold	31

10.4	Resolution of Disagreement as to Amount	31

10.5	Default Buy-Sell Closing—Generally	32

10.6	Default Buy-Sell Closing—Selling Member Deliveries	33

10.7	Default Buy-Sell Closing—Purchasing Member Deliveries	33

10.8	Default Buy-Sell Closing—Claims against Purchased Membership Interest	34

10.9	Default Buy-Sell Closing—Default by Selling Member	34

Article 11	Dissolution Procedures	35

11.1	Generally	35

11.2	Method of Sale	35

11.3	Application of Proceeds of Liquidation	35

11.4	Deficit Capital Accounts	36

11.5	Certified Liquidation Statement	36

Article 12	Reporting and Accounting Provisions	37

12.1	Books and Records	37

12.2	Other Accounting and Tax Provisions	37

12.3	Financial Statements and Other Reports	37

12.4	Right of Inspection and Examination	37

12.5	Auditors	38

Article 13	Dispute Resolution	38

13.1	Generally	38

13.2	Dispute Resolution Procedures	38

Article 14	Indemnification	39

14.1	Survival; Effect of Knowledge; Other	39

14.2	Indemnification—By USREG Wind	40

14.3	Indemnification—By Shenyang	40

14.4	Deduction from Indemnification Amount	41

14.5	Time Limitations	41

14.6	Procedure for Indemnification—Third Party Claims	41

14.7	Procedure for Indemnification—Other Claims	42

14.8	Satisfaction of Indemnification Obligations	42

14.9	Exclusiveness of Remedies	43

Article 15	Competition and Interested Transactions	43

15.1	Competition	43

15.2	Interested Transactions	43

15.3	Affiliate Transactions	43

Article 16	Confidentiality	44

16.1	Confidentiality—This Agreement	44

16.2	Confidentiality—Company Information	44

16.3	Definitions— Company Information and Other	44

16.4	Certain Exceptions	45

16.5	Permitted Disclosure to Representatives	46

16.6	Disclosure to Non-Representatives	46

16.7	Continuing Protection of Trade Secrets	46

16.8	Remedies	46

16.9	Attorney-Client Privilege	47

16.10	Continuing Obligations	47

16.11	No Limitation on Other Agreements	47

16.12	Tax Exception to Confidentiality Provisions	47

Article 17	Miscellaneous	47

17.1	Further Assurances	47

17.2	No Liability	48

17.3	Press Releases	48

17.4	Confidentiality	48

17.5	Notices	49

17.6	Jurisdiction; Service of Process	50

17.7	Waiver	50

17.8	Entire Agreement and Modification	50

17.9	Currency	50

17.10	Assignments, Third Parties	51

17.11	No Third Party Rights	51

17.12	Severability	51

17.13	Time is of the Essence; Computation of Time	51

17.14	Governing Law	51

17.15	Counterparts; Effectiveness	51

17.16	Relationship of the Parties	51

Attachments	Representations and Warranties of USREG Wind
2.4-A	Representations and Warranties of Shenyang
2.4-B	Business Plan
5.10	Percentage Interests
2.6	Capital Accounts
3.1	Accounting and Tax Matters
12

v

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (together with all Attachments, Schedules and Exhibits, and any amendments to it that may be entered into from time to time, this “Agreement”) is between United States Renewable Energy Group Wind Partners I, LLC, a Delaware limited liability company (“USREG Wind”), and Shenyang Power Group Company Limited, a Chinese limited liability company (“Shenyang”), dated as of December 16, 2009 (the “Effective Date”).

RECITALS

A.           USREG Wind and Shenyang have agreed to create a joint venture that will design, develop, construct, manage and operate one of the world’s premier wind energy power plants to be located in west Texas with an eventual capacity of 600 MW (the “Business”). The joint venture is expected to benefit from positive trends in the renewable energy industry, including the economic efficiency and acceleration of Shenyang developments in the wind turbine technology that make renewable energy generation increasingly reliable and competitive.

B.           USREG Wind and Shenyang desire to organize the joint venture under the name of Texas A Wind LLC, a Delaware limited liability company (the “Company”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement (the mutuality, adequacy and sufficiency of which are hereby acknowledged), the Parties agree as follows:

Article 1             Definitions and Rules of Construction

1.1           Certain Defined Terms.

The following capitalized terms shall have the following respective meanings:

A-Power means A-Power Energy Generation Systems, Ltd., a British Virgin Islands company, the indirect owner of 100% of the capital stock of each of the Turbine Supplier and Construction Contractor.

Additional Capital Contributions has the meaning given in Section 3.2.

Affiliate of a Person means: (a) a director, officer, partner, member, manager, executor or trustee of a Person and (b) any Person directly or indirectly controlling, controlled by, or under common control with, that Person; provided, however, no Person will be considered an affiliate of any other Person solely by reason of its ownership of a Membership Interest in the Company.  For purposes of this definition, “control,” “controlling,” and “controlled” mean having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of a Person by contract, by virtue of equity ownership or otherwise.  For all purposes of this Agreement, no Governmental Body shall be considered an Affiliate of any Member.

Agreement means this Amended and Restated Limited Liability Company Agreement.

Applicable Law means each applicable provision of any constitution, statute, law, ordinance, code, rule, regulation, decision, order, decree, judgment, award, injunction, verdict, subpoena, release, license or other legally binding pronouncement of any Governmental Body, including any law relating to Taxes.

Authorized Expenses means expenses incurred in the Business for the benefit of the Company that have been approved by the Board of Directors or in the Business Plan in effect from time to time.

Best Efforts means the commercially reasonable efforts that a prudent Person who wants to obtain a result would use in similar circumstances to obtain that result expeditiously.  An obligation to use Best Efforts under this Agreement does not require a Person to take actions that would result in a materially adverse change in the benefits of this Agreement to that Person.

Board of Directors has the meaning given in Section 5.1(a).

BOP Subcontract means the Balance of Plant Engineering, Procurement and Construction Management Subcontract Agreement between the Construction Contractor and TWM for all of the construction requirements of the Project, to be entered into between the parties thereto prior to March 31, 2010 or such other date as the Board of Directors may determine.

Business has the meaning given in the Recitals.

Business Day means any day other than Saturday, Sunday or any public or legal holiday in New York, New York, whether federal or state, in the place in which a duty or obligation is to be performed.

Business Dispute has the meaning given in Section 5.11(a).

Business Plan has the meaning given in Section 5.10(a).

Capital Account has the meaning given in Section 3.1 of Attachment 12.

Cash Flow from Grants has the meaning given in Section 4.2(a).

Cash Flow from Operations has the meaning given in Section 4.2(b).

Cash Flow from Sale of Company has the meaning given in Section 4.2(c).

CEO has the meaning given in Section 5.8(a).

Chair has the meaning given in Section 5.2(b).

Cielo means Cielo Wind Services, Inc.

Closing Date means the date on which the initial contributions of the Members shall be made.

Code means the U.S. Internal Revenue Code of 1986, as amended.

Company has the meaning given in the Recitals.

Company Indemnified Person has the meaning given in Section 5.14(a).

Company Information has the meaning given in Section 16.3(a).

Confidential Information has the meaning given in Section 16.3(c).

Construction Contract means the Balance of Plant Engineering, Procurement and Construction Management Agreement between the Company and the Construction Contractor for all of the construction requirements of the Project, to be entered into between the parties thereto prior to March 31, 2010 or such other date as the Board of Directors may determine.

Construction Contractor means Liaoning GaoKe Energy Group Company Limited, a Chinese company.

Contract means any contract, purchase order, agreement, commitment, arrangement, undertaking or understanding of any kind whatsoever, together with all related amendments, modifications, supplements, waivers and consents.

Control has the meaning given in Section 6.2.

Cumulative Net Taxable Income has the meaning given in Section 4.2(d)(ii).

Damages has the meaning given in Section 14.2.

Default Buy-Sell Closing has the meaning given in Section 10.5.

Default Buy-Sell Closing Date has the meaning given in Section 10.5.

Default Event has the meaning given in Section 8.2.

Default Notice has the meaning given in Section 8.3(a).

Defaulting Member has the meaning given in Section 8.2.

Definitive Agreements means (a) the Turbine Supply Agreement; (b) the Construction Contract; (c) the USREG Wind Contribution Agreement; (d) the Development Services Agreement; (e) the O&M Agreement; (f) Turbine Services Agreement; and (g) the BOP Subcontract.

Developer Fee has the meaning given in Section 5.5.

Development Services Agreement means the Development Services Agreement between the Company and Cielo of even date herewith.

Director has the meaning given in Section 5.1(a).

Dispute Notice has the meaning given in Section 5.11(a).

DLLCA has the meaning given in Section 2.1(a).

Effective Date  has the meaning given in the introductory paragraph.

Effective Tax Rate has the meaning given in Section 4.2(d)(i).

Encumbrance means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

Environmental Attributes means any characteristic of the Facility related to its benefits to the environment, including any avoided, reduced, displaced or off-set emissions of pollutants to the air, soil or water such as sulfur dioxides (SOx), nitrogen oxides (NOx), carbon monoxide (CO), mercury (Hg), particulates, and any other pollutant that is now or may in the future be regulated under federal, or local pollution control laws, regulations or ordinances or any voluntary rules, guidelines or programs; and further include any avoided emissions of carbon dioxide (CO2) and any other greenhouse gas (GHG) that contributes to the actual or potential threat of altering the Earth's climate by trapping heat in the atmosphere.

Excluded Liabilities has the meaning given in Section 14.2(d).

Facility means the approximately 600 MW Texas wind energy plant(s) and related assets to be constructed and operated by the Company using wind turbines supplied by the Turbine Supplier.

Fair Market Value and Fair Market Value of the Company has the meaning given in Section 10.2.

Fiscal Year means each period commencing on January 1 of each year and ending on December 31 of such year.

GAAP means U.S. generally accepted accounting principles, applied on a consistent basis.

Governmental Authorization means any consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Applicable Law.

Governmental Body means any governmental or quasi-governmental body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.  For all purposes of this Agreement, neither Shenyang, nor any Affiliate thereof, shall be considered a Governmental Body.

Grants means any grants received as a consequence of an application by the Company, including any grant under Section 1603 of the American Recovery and Reinvestment Act of 2009.

Insolvency Proceeding has the meaning given in Section 8.2(g).

Knowledge, with respect to an individual, means “Knowledge” of a particular fact or other matter if that individual is actually aware of that fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, partner, member, manager or trustee of such Person (or in any similar capacity) has, at the time with respect to which the term is used, “Knowledge” of such fact or other matter (as set forth above).

Legal Claim has the meaning given in Section 13.1(a).

Levy has the meaning given in Section 8.2(h).

Liabilities has the meaning given in Section 14.2(d).

Member means a Person who is or becomes a member of the Company as provided in this Agreement.

Member Executive has the meaning given in Section 5.11(b).

Member Loan means any loan made by a Member to the Company for use in the Business.

Membership Interest means all of a Member’s interest in the Company, including the Member’s transferable interest and all management and other rights.  The interest is generally expressed as a percentage of all interests in the Company as determined in accordance with this Agreement.

Non-Default Buy-Sell Closing has the meaning given in Section 9.3(c).

Non-Default Buy-Sell Closing Date has the meaning given in Section 9.3(c).

Non-Defaulting Member has the meaning given in Section 8.2.

Notice of FMV Objection has the meaning given in Section 10.4(a).

O&M Agreement means an Management, Operations and Maintenance Agreement between the Company and TWM, providing certain management, operation and maintenance services to the Company, to be entered into between the parties thereto prior to March 31, 2010 or such other date as the Board of Directors may determine.

Offer has the meaning given in Section 9.1.

Offeree has the meaning given in Section 9.1.

Offeror has the meaning given in Section 9.1.

Officer means any officer of the Company appointed pursuant to Section 5.7.

Order means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

Ordinary Course of Business means an action taken by a Person only if it is consistent with the past practices of that Person and is taken in the ordinary course of the normal day-to-day operations of that Person; and, if undertaken by the Company, only if it does not require approval by the Board of Directors or the Members.

Organizational Documents means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

Percentage Interests has the meaning given in Section 2.6.

Person means any person or entity of every kind and is to be construed as broadly as possible.  Person includes any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company (whether treated as a disregarded entity, a partnership or a corporation for Tax purposes), trust, association or other entity.

Proceeding means any action, arbitration, audit, examination, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced by or before, or otherwise involving, any Governmental Body or arbitrator.

Project means the Facility, to be constructed and located in Upton, Pecos and Crockett Counties, Texas.

Project Cost means the aggregate cost and expenses actually incurred by the Company pursuant to the Definitive Agreements (other than the O&M Agreement), the Developer Fee, and any other cost or expense incurred to develop, construct and finance the Project as approved by the Board of Directors; provided, however, that any costs or expenses related to a particular Definitive Agreement that exceed the projected costs and expenses at the time of the entering into of such Definitive Agreement or otherwise payable by the Company pursuant to the terms of such Definitive Agreement, must be approved by the Board of Directors.

Project Loan means a project loan in an amount up to 100% of the projected Project Cost from approved Chinese entities, or any other bank or financial institution and approved by the Board of Directors, the proceeds of which will primarily be used to fund payments under the Definitive Agreements (except for the Development Services Agreement which will be funded by the Shenyang Contributed Assets) and other approved Project Costs.

Project Value means US$2,000,000,000.

PTC means a renewable electricity production credit within the meaning of Code § 45 of the Code or any successor to such section.

Regulatory Allocations has the meaning given in Section 4.3 of Attachment 12.

Representatives has the meaning given in Section 16.5.

Secured Incentives means the aggregate value of incentives received by the Company including but not limited to the maximum principal amount of the Project Loan, if a government loan guarantee is received pertaining thereto, guarantees, tax credits, tax deferrals, property tax abatements, rebates and holidays, renewable energy credits, carbon credits and other Environmental Attributes, benefits, and Grants.

Shenyang means Shenyang Power Group Company Limited, a Chinese company.

Shenyang Contributed Assets has the meaning given in Section 2.5(a).

Shenyang Indemnified Person has the meaning given in Section 14.2(ii).

Site has the meaning given in Section 3.4.

SPG Priority Return has the meaning given in Section 4.3(e).

Tax Amount has the meaning given in Section 4.2(d).

Tax Return any report, declaration, return, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

Taxes means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, profits, excise, value added, stamp, alternative or add-or minimum, leasing, lease, user, transfer, registration, fuel, excess profits, occupational, premium, interest equalization, windfall profits, license, payroll, employment, environmental, abandoned property, capital stock, disability, severance, employee’s income withholding, other withholding, unemployment, Medicare and Social Security taxes, which are imposed by any Governmental Body, and such term shall include any interest, penalties or additions to tax attributable thereto and any amounts payable pursuant to any Contract relating to the sharing of any such Taxes.

Trade Secrets has the meaning given in Section 16.3(b).

Transfer has the meaning given in Section 6.1.

Turbine Services Agreement means the turbine services agreement between the Company and a contractor selected by the Company, to be entered into between the parties thereto prior to March 31, 2010 or such other date as the Board of Directors may determine.

Turbine Supplier means Shenyang (Ruixiang) Lucky Wind Power Equipments Co., Ltd., a Chinese company.

Turbine Supply Agreement means the turbine supply agreement between the Company and Turbine Supplier, to be entered into between the parties thereto prior to March 31, 2010 or such other date as the Board of Directors may determine.

TWM means Texas Wind Management LLC, a Texas limited liability company.

United States Person means a “United States person” within the meaning set forth in Section 7701(a)(30) of the Code.

USREG Wind means United States Renewable Energy Group Wind Partners I, LLC, a Delaware limited liability company.

USREG Wind Contributed Assets has the meaning given in Section 2.5(a).

USREG Wind Contribution Agreement means the Contribution Agreement of even date herewith whereby USREG Wind agrees to contribute certain assets to the Company.

USREG Wind Indemnified Person has the meaning given in Section 14.3(ii).

1.2           Rules of Construction.

For purposes of this Agreement:

(a)           The phrase “breach of a representation” includes a misrepresentation and the failure of a representation to be accurate when made.

(b)           “Including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non-exclusive, non-characterizing illustrations.

(c)           “Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.

(d)           When “Article,” “Section,” “Exhibit,” or “Attachment” is capitalized in this Agreement, it refers to an article, section, exhibit or attachment of or to this Agreement.

(e)           “Will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative.

(f)           Titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement, and language in parenthesis following Section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

(g)           Whenever the context requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

(h)           Each exhibit and schedule referred to in this Agreement and each attachment to any of them or this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.

(i)           Any reference to any statutory provision includes each successor provision and all Applicable Laws as to that provision.

(j)           Acknowledging that the Parties have participated jointly in the negotiation and drafting of this Agreement, if an ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Member by virtue of the authorship of any provision of this Agreement.

Article 2                      Establishment of the Company

2.1           Establishment of the Company.

(a)           Generally.  The Company was formed on December 10, 2009, by the filing of a Certificate of Formation with the office of the Secretary of State of the State of Delaware.  Walter Hornaday is designated as authorized representative with the meaning of the meaning of the DLLCA to the execute and deliver the Certificate of Formation for the Company, and the Members hereby ratify such execution and delivery.  The Members hereby continue the Company pursuant to the Delaware Limited Liability Company Act, Del.  Code Ann.  tit.  6, § 18–101 et seq.  (1992) (the “DLLCA”).  This Agreement amends, restates and supersedes that certain limited liability company agreement of the Company dated as of December 10, 2009.

(b)           Applicability of the DLLCA.  To the extent that a Member’s rights and obligations with respect to, and the administration, dissolution, liquidation and termination of, the Company are not set forth in this Agreement, they will be governed by the DLLCA.  To the extent that this Agreement contains a provision contrary to a DLLCA provision that permits its being overridden by a limited liability company agreement, that DLLCA provision is overridden by such contrary provision in this Agreement whether or not specific reference is made to the overridden provision of the DLLCA.

(c)           Purpose; the Business.  The purpose of the Company is to construct the Facility and to operate and manage the Facility prior to its disposition, and to engage in the Business.  Consistent with the foregoing, the Company may: (i) exercise all other powers necessary to or reasonably connected with the Business that may be legally exercised by limited liability companies under the DLLCA; and (ii) engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

(d)           No Personal Liability of Members.  No Member, Director, Officer, employee or agent will have any personal liability to third parties for any debt, obligation, liability or loss of the Company, all as provided in the DLLCA.

(e)           Waiver of Rights.  Each Member hereby expressly waives, on behalf of itself and its successors and assigns, any and all rights to dissolve, terminate or liquidate, or to petition a court for the partition, dissolution, termination or liquidation of the Company, except as provided in this Agreement.

(f)           Limited Right to Resign.  No Member may resign except with the consent of the non-resigning Members (which may be withheld for any reason or for no reason).  Any resignation by a Member in violation of this Section 2.1(f) is a Default Event under Section 8.2 (Default Events).  The amount, if any, of any distribution that a resigning Member is entitled to receive upon resignation will be determined by Members owning a majority of the Membership Interests.  The foregoing expressly override the contrary provisions of DLLCA § 18–604 as to distributions upon resignation.

(g)           No Cessation of Membership upon Event of Bankruptcy.  Without limiting the rights of a Non-Defaulting Member under Article 8 (Dissolution and Other Rights Upon Default), a Member will not cease to be a Member of the Company upon the happening of any of the events set forth in DLLCA § 18–304.

2.2           Name.  The name of the Company is “Texas A Wind LLC.”  The Members hereby authorize the name of the Company to be changed to “Texas Big A Wind LLC” or such other name as the Board of Directors may approve.

2.3           Term.  The Company commenced on the date of its formation and will continue until it is dissolved in accordance with this Agreement and the DLLCA.

2.4           Representations and Warranties.  As of the Effective Date, USREG Wind makes the representations and warranties set forth in Attachment 2.4-A, and, as of the Effective Date, Shenyang makes the representations and warranties set forth in Attachment 2.4-B.  SHENYANG ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY USREG WIND ARE THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ATTACHMENT 2.4-A, AND SHENYANG HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF USREG WIND OR BY ANY AFFILIATE OR REPRESENTATIVE OF USREG WIND.  USREG WIND ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY SHENYANG ARE THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ATTACHMENT 2.4-B, AND USREG WIND HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF SHENYANG OR BY ANY AFFILIATE OR REPRESENTATIVE OF SHENYANG.

2.5           Deliveries and Commitments.

(a)           Deliveries By USREG Wind.  As contemplated by the USREG Wind Contribution Agreement, on the Closing Date, USREG Wind will deliver to the Company its capital contribution to the Company, consisting of the assets listed in the USREG Wind Contribution Agreement (the “USREG Wind Contributed Assets”).  USREG Wind shall also deliver copies of the assignments and conveyances of such assets from the Person who holds title to them as of the Effective Date to USREG Wind.

(b)           Deliveries By Shenyang.  On the Closing Date, Shenyang will deliver to the Company its capital contribution to the Company equal to the sum of US$40,000,000 in cash (the “Shenyang Contributed Assets”).  Such amount shall be delivered by wire transfer of immediately available funds to:

Texas A Wind LLC
ComericA Bank-Austin, Texas
ABA Routing#111000753
Account#1881336372
Bank Contact: Mark Ruether
Bank Phone 512-472-8216

(c)           Termination if Contributions Not Made.  In the event that the Shenyang Contributed Assets are not received by the Company and the USREG Wind Contributed Assets are not received by the Company and the Closing Date has not occurred by 5:00 p.m., Central Time on December 28, 2009, then, either Party, by notice to the other Party, may terminate this Agreement as its sole and exclusive remedy in connection with non-occurrence of the Closing Date.

2.6           Membership Interests.  As of the Effective Date, the respective percentage interests (the “Percentage Interests”) of the Members shall be as set forth on Attachment 2.6.  Any other changes to such Percentage Interests will occur only (i) by amendment to this Agreement, (ii) by an assignment of a Membership Interest permitted by this Agreement upon and following the admission of the assignee as a Member pursuant to the terms of this Agreement, or (iii) by the issuance of additional Membership Interests in accordance with the terms of this Agreement.  Such changes will be effective upon the effective date of such change and the Company’s books will be closed as of such effective date so that allocations and distributions in accordance with Article 4 can be made to reflect such change in Percentage Interests.

2.7           Company Obligations & Rights.

(a)           Generally.  The Members will use commercially reasonable efforts to cause the Company to fulfill its obligations in this Agreement.  The Company may, as a third party beneficiary or otherwise, independently enforce its rights under this Agreement, including those under Article 14 (Indemnification) and Article 16 (Confidentiality).

(b)           Actions by Company.  Notwithstanding any provision to the contrary in this Agreement or under Applicable Law, any action by the Company to enforce its rights under this Agreement may be maintained by any Member at such Member’s discretion.

2.8           Expenses.   The Company shall not be responsible for the expenses incurred by either Member in fulfilling its obligations under Section 2.5(a) and 2.5(b) or the Definitive Agreements or incurred in the negotiation or drafting of this Agreement; such expenses shall be the obligation of the Member that incurs such expenses.  Authorized Expenses incurred under the Development Services Agreement shall be an expense of the Company to be paid for out of the assets of the Company.

Article 3                      Capital Contributions

3.1           Initial Capital Contributions.  Immediately after the capital contributions required pursuant to Section 2.5(a) and 2.5(b), the Capital Account of each Member shall equal the amount or value of such Member’s Contributed Assets, which the Member’s agree are as set forth on Attachment 3.1.

3.2           Additional Capital Contributions.  Each Member will make additional capital contributions (“Additional Capital Contributions”) to the Company only in the amounts and at the times (x) set forth in the Business Plan as it may be amended from time to time and as may be approved by the Board of Directors and (y) specifically approved by each Member in its sole and absolute discretion, regardless of any proposed plan for contribution set forth in any Business Plan.  Neither Member is otherwise required to contribute capital to the Company.  Notwithstanding another provision of this Agreement to the contrary, USREG Wind does not expect to and will not contribute additional capital to the Company.

3.3           No Withdrawal of or Payment of Interest on Capital.  No Member will have any right to withdraw or make a demand for withdrawal of all or any portion of its Capital Account.  No interest or additional share of profits as a payment on capital will be paid or credited to the Members on their Capital Accounts.

3.4           Development Studies, etc.

The Company shall develop:

(a)           a detailed study of the wind resources available for the Project, prepared by an independent and qualified wind engineer based on at least two years’ wind performance data.  The wind engineer shall also propose preliminary site locations for the wind turbine towers and related facilities for the Project (the “Site”) based on the results of such study and consultations with the Turbine Supplier;

(b)           a survey of the relevant real property by an independent and qualified wind project site surveyor.  The survey will, among other things, (i) determine the legal rights to the Site of landowners expected to enter into lease agreements with the Company, (ii) propose a specific initial site plan for the Project and (iii) identify any necessary easements or related rights necessary the siting, construction and operation of the Project and as determined by the Parties;

(c)           an assessment by an independent and qualified real estate appraiser to assess the approximate current market value of the land to be leased for the Site (prior to the construction and operation of the Project);

(d)           a preliminary environmental assessment of the Site (prior to the construction and operation of the Project) by an independent and qualified environmental consultant.  The environmental assessment will include the current compliance status of the Site under all applicable environmental laws and identify the specific local, state and federal governmental permits and approvals that (i) have already been obtained and (ii) would additionally be required for the siting, construction and operation of the Project; and

(e)           a preliminary interconnection and power marketing study from an independent and qualified energy consultant.  The study will (i) identify requirements for interconnection between the Project and the local electrical utility transmission grid, (ii) determine any necessary grid capacity upgrades for such interconnection and (iii) recommend a commercial strategy for power sales, either on a merchant basis or under long-term power sales contracts.

Unless the Board of Directors otherwise directs, the foregoing development studies will be conducted pursuant to the terms of the Development Services Agreement.

3.5           TSA.  The Members acknowledge that it may be desirable to negotiate, execute and deliver the Turbine Supply Agreement in order to apply for a Project Loan.  Accordingly, the Company is expected to attempt to negotiate, execute and deliver the Turbine Supply Agreement, on such terms and conditions as the Board of Directors may approve, promptly following the Closing Date.

3.6           Member Loans.  Subject to approval of the Board of Directors pursuant to Section 5.7, a Member may make a loan to the Company on such terms and conditions as may be acceptable to the Member and to the Company, but no Member shall be obligated to make any Member Loan.

Article 4                      Allocation of Profits and Losses; Distributions

4.1           Allocation of Profits and Losses.  Each Member will share in the Company’s profits and losses in the manner set forth in Section 4 of Attachment 12.

4.2           Definitions.

(a)           Cash Flow from Grants.  “Cash Flow from Grants” means all net cash available to the Company from the Grants.

(b)           Cash Flow from Operations.  “Cash Flow from Operations” means all net cash available to the Company from its Ordinary Course of Business.

(c)           Cash Flow from Sale of Company.  “Cash Flow from Sale of Company” means all net cash available to the Company from the sale of all or substantially all of the Company’s assets or other form of sale or disposition of the Company or its assets.

(d)           Tax Amount.  The “Tax Amount” is (A) the product of (i) the Effective Tax Rate, and (ii) the Company’s Cumulative Net Taxable Income as determined from time to time less (B) the cumulative amount distributed pursuant to Section 4.3(a)(i).  For purposes of the foregoing:

(i)           Effective Tax Rate.  The “Effective Tax Rate” is the highest U.S.  corporate income tax rate for that year (which is imposed under Code § 11 and which currently is 35%) plus the federal tax-effected state and local income tax rate in effect at the principal office of the Company.

(ii)           Cumulative Net Taxable Income.  The “Cumulative Net Taxable Income” is determined at the end of the Company’s Fiscal Year with respect to which the Tax Amount is to be determined and is the sum of all taxable income for the current and all prior Fiscal Years reduced by the sum of all taxable losses for the current and all prior Fiscal Years.

4.3           Distributions.  The timing and priority of distributions depend on the type of monies to be distributed, and will be governed by this Section 4.3.

(a)           General Distributions.

(i)           Distribution of Tax Amount.  At least ten Business Days before each date when a U.S. corporate estimated quarterly income tax payment is due, the Company shall distribute, from and to the extent of Cash Flow from Operations, to each Member its share of the Tax Amount estimated by the Company to have accrued during the estimated tax period before the distribution date.  No later than 65 days after the end of the Company’s Allocation Year, the Company shall distribute to each Member its share of any previously unpaid Tax Amount for such Allocation Year.  Distributions to a Member pursuant to this Section 4.3(a)(i) shall be deemed an advance of any other distributions due to such Member pursuant to this Section 4.3 and shall reduce such other distributions accordingly.

(ii)           Net of Expenses.  All cash flows defined in Section 4.2 represent the amount of cash remaining after payment of current expenses and service of any liabilities, debts or obligations (including payments due on the Project Loan, which may be distributed to Shenyang to make such payments in the event that Shenyang is the named borrower under the Project Loan) of the Company.

(iii)           Reserves.  The Board of Directors shall establish reserves from all streams of distributions for:

(A)           contingent or unforeseen obligations, debts or liabilities of the Company, as the Board of Directors deems reasonably necessary, including Developer Fees;

(B)           amounts required by any Contracts of the Company; and

(C)           such other purposes as decided upon by the Board of Directors.

(b)           Cash Flow from Grants.  Cash Flow from Grants shall be applied or used in accordance with the Business Plan in effect from time to time.

(c)           Cash Flow from Operations.  Subject to Section 4.3(e), Cash Flow from Operations shall be distributed to the Members in proportion to their Percentage Interests at the time of such distribution.

(d)           Cash Flow from the Sale of the Company.  Subject to Section 4.3(e), Cash Flow from the Sale of the Company shall be distributed to the Members (in the case of the sale of the assets of the Company) or received by the Members (in the case of the sale of their Membership Interests) in proportion to their Percentage Interests at the time of such distribution.

(e)           Priority Return to Shenyang.   Cash Flow from Operations and Cash Flow from the Sale of the Company shall be distributed first to Shenyang, until such time as Shenyang has received an amount equal to $12,970,588.24 (the “SPG Priority Return”) and thereafter pursuant to Section 4.3(c) and 4.3(d).

4.4           No Priority.  Except as provided in Section 4.3 and 5.5 and otherwise provided in this Agreement, no Member shall have priority over any other Member as to the return of capital, allocation of income or losses, or any distribution.

4.5           Other Distribution Rules.  Subject to the proviso in Section 11.3(d) and the flush language in Section 11.3 (which applies upon a dissolution of the Company), no Member shall have the right to demand and receive property other than cash in payment for its share of any distribution.  Distribution of non-cash property may be made with the consent of both Members.  The preceding sentence expressly overrides the contrary provisions of DLLCA § 18–605 as to non-cash distributions.

4.6           Liquidating Distribution Provisions.  Subject to Section 4.4 and Section 11.3(d) and the flush language in Section 11.3 (which applies upon a dissolution of the Company), distributions made upon liquidation of a Membership Interest (other than distributions made upon liquidation in connection with a dissolution of the Company) shall be made in accordance with the positive Capital Account balance of the Member after taking into account all Capital Account adjustments for the Company’s Allocation Year during which the liquidation occurs.

4.7           Distribution Policy.  The timing of any of the foregoing distributions shall be determined by the Board of Directors.

4.8           Limitation upon Distributions.  No distribution shall be made to Members if prohibited by DLLCA § 18–607 or other Applicable Law.

Article 5                      Management

5.1           Board of Directors.

(a)           Directors.  The business and affairs of the Company will be managed exclusively by or under the direction of a committee (the “Board of Directors”) consisting of seven individual managers (each a “Director”).  Except for the right to appoint a delegate in Section 5.2(e) (Delegation) and for the delegation of authority to Officers provided in Section 5.9 (Other Officers and Employees), no Director may delegate his rights and powers to manage and control the business and affairs of the Company.  The foregoing expressly override the contrary provisions of DLLCA § 18–407.

(b)           Initial Appointment; Replacement.  USREG Wind will appoint four Directors and Shenyang will appoint three Directors. The initial appointments by each Member are as follows:

USREG Wind	Shenyang

Mr. Cappy McGarr	As designated by Shenyang prior to the Closing Date

Mr. Ed Cunningham	As designated by Shenyang prior to the Closing Date

Mr. Walter Hornaday	As designated by Shenyang prior to the Closing Date

Mr. Joseph Stark

By written notice to the other Member and Directors, a Member may in its sole discretion remove and replace with or without cause any of its appointed Directors with other individuals.  A Director may be an officer or employee of a Member or of an Affiliate of a Member.  Each Director will serve on the Board of Directors until his successor is appointed or until his earlier death, resignation or removal.

(c)           Compensation and Expenses of Directors.  Each Member will pay the expenses of the Directors it appoints that are incurred by such Directors in connection with their service as Directors.  Directors shall not be entitled to any compensation from the Company.

(d)           Right to Rely on Director Certificate.  Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by any Director as to (i) the identity of any Director or Member, (ii) the existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Board of Directors or that are in any other manner germane to the affairs of the Company, (iii) the Persons who are authorized to execute and deliver any instrument or document of the Company, or (iv) any act or failure to act by the Company or any other matter whatsoever involving the Company, any Director or any Member.

(e)           No Authority of Members to Act on Behalf of the Company.  Except as otherwise specifically provided in this Agreement, no Member will act for, deal on behalf of, or bind the Company in any way other than through its representatives (acting as such) on the Board of Directors.

5.2           Board of Directors Meetings.

(a)           Meetings.  The Board of Directors will hold meetings at such time and place as it determines.  Any Director or the Chair may call a special meeting of the Board of Directors by giving the notice specified in Section 5.2(f).

(b)           Chair.  The chairperson of the Board of Directors (“Chair”) will be one of the Directors who are appointed by Shenyang.  The initial Chair is Mr. Jinxiang Lu.  The Chair will preside at all meetings of the Board of Directors.

(c)           Participation.  Directors may participate in a meeting of the Board of Directors by conference video or telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Such participation will constitute presence in person at the meeting.

(d)           Written Consent.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting upon the written consent of the number and identity of Directors otherwise required to approve such matter at a Board of Directors meeting.  Each Director will be given a copy of the written consent promptly after the last required signature is obtained.  A copy of the consent will be filed with the minutes of Board of Directors meetings.

(e)           Delegation.  Each Director has the right to appoint, by written notice to the other Directors, any individual as his delegate.  That delegate may attend meetings of the Board of Directors on his behalf and exercise all of such Director’s authority for all purposes until the appointment is revoked.

(f)           Notice.  Written notice of each special meeting of the Board of Directors will be given to each Director at least three Business Days before the meeting and will identify the items of business to be conducted at the meeting.  No business other than those items listed in the notice may be conducted at the special meeting, unless otherwise expressly agreed by all the Directors.  The notice provisions of this Section may be waived in writing and will be waived by a Director’s attendance at the meeting, unless the Director at the beginning of the meeting or promptly upon his arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

5.3           Voting of Directors; Quorum.

(a)           Generally.  Each Director will have one vote, subject to Section 5.3(b).  Except as otherwise provided in Section 5.4, all actions by the Board of Directors will require the approval of a majority of the Directors present at a meeting at which a quorum exists.

(b)           Quorum.  Four Directors will constitute a quorum for the transaction of business, unless (i) a duly called meeting is adjourned because (A) none of the Directors appointed by a Member attends that meeting and (B) none of the Directors appointed by that Member attends a meeting duly called as to the same items of business of the adjourned meeting by notice given within one day after the adjournment of that first meeting and (ii) notice of both meetings complied with Section 5.2(f). In such event, three Directors will constitute a quorum for the transaction of business.

5.4           Actions Requiring Board of Directors Approval—Major.  The following actions require the approval of both (1) a majority of the Directors present at a meeting at which a quorum exists and otherwise in accordance with Section 5.3 and (2) at least one Director appointed by each Member, except where three Directors are permitted to act pursuant to Section 5.3(b):

(a)           amendment of this Agreement;

(b)           admission of additional Members;

(c)           approval of any new Business Plan or material modification of an existing Business Plan;

(d)           the entering into of any loan or other borrowing arrangement, including the Project Loan, other than Member Loans (approved pursuant to Section 5.7(f));

(e)           the entering into of any material contract, including the Definitive Agreements, other than those contemplated by the Development Services Agreement and those that are specifically set forth in and approved in the Business Plan;

(f)           merger or combination of the Company with or into another Person;

(g)           sale or other disposition of all or substantially all of the Company’s assets; provided, however, this action shall not be included in this Section 5.4 in the event of a dissolution and liquidation pursuant to Section 7.3;

(h)           any material change in the Business, in particular, entering a new line of business or a new business location;

(i)           any material change in accounting or tax policies of the Company;

(j)           conversion of the Company to another form of legal entity;

(k)           entering into or amending the terms of any transaction or series of transactions between the Company and any Member, any Affiliate of a Member, or any Director or Affiliate of a Director; and

(l)           approval of any Funding Request (as defined in the Development Services Agreement) in excess of $1,750,000 with respect to any particular line item in Exhibit A to the Development Services Agreement.

5.5           Developer Fee.  The Company shall pay each Member a developer fee (the “Developer Fee”) equal to the product of its Percentage Interest and 20% of the Project Value.   The Company shall pay to Cielo for the account of USREG Wind (x) on the Closing Date, an initial installment of the Developer Fee in the amount of $10,125,000 and (y) on March 1, 2010, a second installment of the Developer Fee in the amount of $3,375,000  (collectively, the “Initial Developer Fee”) pursuant to the Development Services Agreement.  The unpaid balance of the Developer Fee shall be due and payable to the Members at such time as they may specifically determine; provided, however, that such payment may be made from loan proceeds or from any source available to the Company, including but not limited to capital contributions, revenue, loan proceeds, Grants, rebates and Secured Incentives.  For the avoidance of doubt, the Developer Fee shall be considered an expense of the Company, and the payment of the Developer Fee shall not be considered a distribution to each Member.  The Parties agree that any accrued but unpaid Developer Fee owed to USREG Wind shall be the Company’s most senior debt, regardless of any third-party agreements that state otherwise, until such fees are discharged in full and must be discharged before the discharge of any other debt obligation or distribution of any kind.

5.6           Contracts with Members.  By action of the Board of Directors pursuant to Section 5.4(k), the Company may enter into Contracts with a Member or any of its members, employees, agents, or Affiliates.  The validity of any transaction, agreement or payment involving the Company and a Member or its Affiliate will not be affected by reason of the relationship between the Company and the Member, member, employee, agent or Affiliate of the Member.  Specifically, the Company intends to enter into certain of the Definitive Agreements with Shenyang or its Affiliates and with Affiliates of Cielo Wind Power, LP.

5.7           Actions Requiring Board of Directors Approval— Other.  The following actions require the approval of (1) a majority of the Directors present at a meeting at which a quorum exists and otherwise in accordance with Section 5.3 (Voting of Directors; Quorum), but (2) not the separate approval of at least one Director appointed by each Member:

(a)           any change in the Company’s auditors (if the new auditor will be an independent, nationally recognized accounting firm);

(b)           any change in the Business Plan that does not require approval under Section 5.4(c);

(c)           any establishment of reserves under Section 4.3(a)(iii) (Reserves) and other applicable provisions of this Agreement;

(d)           the acquisition or disposition of any interest in any other business or the participation in any increase or reduction of capital of any other business that is within the budget and consistent with the Business Plan;

(e)           the lending or advancing of any monies, including the guaranteeing or indemnifying of any indebtedness, liability or obligation of any Person, in an amount in excess of $500,000 outstanding at any time (other than the granting of trade credit and other than in the Ordinary Course of Business as established in the then-current budget, which shall not require further approval from the Board of Directors);

(f)           the entering into of any Member Loan and the borrowing thereunder for any aggregate principal amount outstanding at any time not to exceed Three Million Dollars ($3,000,000); and

(g)           the creation of, the permitting to exist for more than 15 days of, or the assumption of any Encumbrance upon Company assets that have an aggregate value in excess of 10% of the aggregate value of the Company’s total assets; provided, however, that the renewal of existing Encumbrances is not included in this limitation.

5.8           Chief Executive Officer.

(a)           Appointment.  The initial chief executive officer (“CEO”) and subsequent CEOs will be appointed by USREG Wind.  The CEO may be an officer or employee of a Member or its Affiliate.  The initial CEO shall be Walter Hornaday.  In the event of the resignation or removal of the then current CEO, USREG Wind shall promptly appoint a replacement CEO.

(b)           Term.  The CEO will hold office until his death, resignation or removal.  The CEO may be removed with or without cause by USREG Wind.

(c)           Authority.  Subject to the power and authority of the Board of Directors to revoke or modify the following or to direct the actions of the CEO, the CEO has responsibility and authority for:

(i)           operating and managing the day-to-day business and affairs of the Company in a manner consistent with the Business Plan and then-current budgets;

(ii)           proposing revisions to the Business Plan or budget for submission to the Board of Directors for approval;

(iii)           implementing the Business Plan and budget as approved by the Board of Directors;

(iv)           making any non-material changes to or taking actions that would constitute a non-material deviation from the Business Plan or budget; and

(v)           executing bonds, mortgages or other contracts or instruments on behalf of the Company.

The CEO will keep the Board of Directors informed of his actions.

5.9           Other Officers and Employees.  All appointments of other Officers, if any, will be made by the Board of Directors based on the most qualified candidate for the office regardless of whether that individual is or was employed by a Member or any Affiliate.

(a)           Authority.  Each Officer has the power and authority assigned to such Officer by the Board of Directors.  Each Officer will be subject to the direction of the CEO unless, and to the extent that, the Board of Directors directs that he report to it.

(b)           Term.  Each Officer will hold office until his death, resignation or removal.  Any Officer may be removed with or without cause at any time by the CEO or the Board of Directors; provided, however, an Officer subject to appointment by a Member pursuant to Section 5.1(b) may be removed only with the written consent of the appointing Member.

(c)           Employees.  The Company will not have any employees.

5.10           Business Plan.

(a)           Initial Business Plan.  The initial business plan (“Business Plan”) is attached to this as Attachment 5.10.  The Members intend that the Business Plan be reviewed or modified, as applicable, prior to March 31, 2010 and thereafter at least annually.  At least 120 days before the beginning of each Fiscal Year, the CEO will deliver to the Board of Directors any proposed modifications in the Business Plan.  The Business Plan shall contain a budget and a projected timeline for the development of the Facility.

(b)           Budget Contents.  The budget will include:

(i)           a projected income statement, balance sheet and operational and capital expenditure budgets for the forthcoming Fiscal Year;

(ii)           a projected cash flow statement showing in reasonable detail: (A) the projected receipts, disbursements and distributions; (B) the amounts of any corresponding projected cash deficiencies or surpluses; and (C) the amounts and due dates of all projected calls for Additional Capital Contributions, if any, for the forthcoming Fiscal Year; and

(iii)           such other items requested by the Board of Directors.

The Development Services Agreement contains the approved plan for the expenditure of all of the funds available to the Company to refine and improve the initial Business Plan and no further budget is required for such amounts or actions.

(c)           Consideration of Proposed Plans.  Each proposal to continue or modify the Business Plan will be considered for approval by the Board of Directors at least 90 days before the beginning of the Fiscal Year to which it pertains.  The Board of Directors may revise the proposed Business Plan or direct the CEO to submit revisions to the Board of Directors.

(d)           Continuation of Existing Business Plan.  Until a revised Business Plan is approved, the Company will be managed consistently with the last Business Plan approved by the Board of Directors, adjusted as necessary to reflect the Company’s contractual obligations and other changes that result from the passage of time or the occurrence of events beyond the control of the Company.

5.11           Dispute Resolution Procedures.

(a)           Failure to Approve Actions Requiring Special Approval by Board of Directors.  If the Board of Directors has disagreed regarding modifications to the then-current Business Plan and the disagreement has not been resolved at least ten Business Days before the beginning of the next Fiscal Year or (ii) any other action listed in Section 5.4 (Actions Requiring Board of Directors Approval—Major) when properly submitted to it for a vote (either of which, a “Business Dispute”), then the Directors will consult and negotiate with each other in good faith to find a mutually agreeable solution.  If the Directors do not reach a solution within ten Business Days from the date the disagreement occurred and the failure to reach a solution, in a Member’s judgment, materially and adversely affects the Company, then that Member may give notice to the other Member initiating the procedures under this Section (a “Dispute Notice”).

(b)           Consideration by Member Executives.  Within two Business Days after the giving of the Dispute Notice, the Business Dispute will be referred by the Directors to the senior executive of each Member to whom the respective Directors report (each a “Member Executive”) in an attempt to reach resolution.  If the Member Executives are unable to resolve the Business Dispute within ten Business Days after the date of the Dispute Notice, or such longer period as they may agree in writing, then they will refer the Business Dispute to the chief executive officer of each Member.  The chief executive officers will meet in person (face-to-face), consult and negotiate with each other in good faith.  If they are unable to agree within twenty Business Days of the date of the Dispute Notice, then they will adjourn such attempts for a further period of five Business Days during which no meeting will be held.  On the first Business Day following such period, the chief executive officers of the Members will meet again in an effort to resolve the Business Dispute until such Business Dispute is resolved.  In the event that the chief executive officers of the Members are unable to resolve the Business Dispute within three Business Days, either Member may cause the Business Dispute to be submitted to binding arbitration pursuant to Section 13.2.

5.12           Standard of Conduct.

(a)           Generally.  A Director and each Officer, in managing the business or affairs of the Company, will discharge his duties:

(i)           in a manner he believes in good faith to be in the best interests of the Company;

(ii)          in a manner he believes in good faith to represent the care an ordinarily prudent person in a like position would exercise under similar circumstances;

(iii)         in good faith reliance on the provisions of this Agreement;

(iv)         without intentional misconduct or a knowing violation of law; and

(v)          without engaging in any transaction for which he receives a personal benefit in violation or breach of any provision of this Agreement.

Except for the implied contractual covenant of good faith and fair dealing under applicable Delaware law, no Director or Officer has any other duty to the Company, any Member or any other Person.

(b)           Limitations.  Notwithstanding the foregoing Subsection (a), a Director or Officer (i) does not violate a duty or obligation under this Agreement or under Applicable Law because the Director’s or Officer’s conduct furthers the interest of a Member (including in the case of a Director, the Member that designated the Director, the Members each acknowledging that each Member has appointed a Director with the expectation that such Director will represent and serve the interest of the Member appointing him) and (ii) without limiting the foregoing clause (i), has no duty or obligation to consider any interest of or affecting the Company, any Member or any other Person.

(c)           No Duty of Members.  No Member has any duty to the Company or any Member solely by reason of acting in its capacity as a Member, except to refrain from (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing and (ii) any transaction in which the Member receives a personal benefit in violation or breach of any provision of this Agreement.  Thus, without limiting the foregoing, a Member (A) does not violate any duty or obligation under this Agreement or under Applicable Law because the Member’s conduct furthers its interest and (B) has no duty or obligation to consider any interest of or effect on the Company or any other Person. No Member shall be required to act hereunder as its sole and exclusive business activity, and any Member may have other business interests and engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom.  Except as set forth herein, a Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member and the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction if the number of Members as required under this Agreement or applicable law authorize, approve or ratify the transaction.

(d)           Override.  The provisions of this Agreement (including this Section 5.12 and Sections 5.13 and 5.14) replace, eliminate and otherwise supplant those duties (including fiduciary duties) that a Member, Director or Officer might otherwise have under Applicable Law.

5.13           Directors and Officers—Exculpation.  No Director or Officer will be personally liable to the Company, any Member or any other Person for monetary damages for any act or omission, including breach of contract or breach of duties (including fiduciary duties) of a Director or Officer to the Company, any Member or any other Person, except (a) for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (b) for any transaction for which the Director or Officer received a personal benefit in violation or breach of any provision of this Agreement.

5.14           Directors and Officers—Indemnification.

(a)           Generally.  The Company will indemnify, defend and hold harmless each Director and Officer (each, a “Company Indemnified Person”) in connection with the management of the Company or any entity in which the Company has an interest to the fullest extent permitted under the DLLCA and applicable law; provided, however, that the foregoing obligations will not apply to the extent that the act or omission of the Company Indemnified Person involved either (i) any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing or (ii) any transaction for which the Company Indemnified Person received a personal benefit in violation or breach of any provision of this Agreement.

(b)           Procedure.  If indemnification is requested by a Company Indemnified Person, the Board of Directors will cause a determination to be made as to whether indemnification of the Company Indemnified Person is proper in the circumstances.  Upon any such determination that indemnification is proper, the Company will make indemnification payments of liability, cost, payment or expense asserted against, or paid or incurred by, the Company Indemnified Person to the maximum extent permitted by the DLLCA and applicable law.

(c)           Defense Counsel.  The Company will have the right (i) to approve any counsel selected by any Company Indemnified Person and (ii) to approve the terms of any proposed settlement.  Such approvals will not be unreasonably withheld or delayed.

(d)           Expenses.  The Company will advance to any Company Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any proceeding if the Company Indemnified Person agrees in writing before any advancement that he will reimburse the Company for such fees, costs and expenses to the extent that the Board of Directors determines that he was not entitled to indemnification under this Section.

(e)           Non-Exclusive.  The rights accruing to each Company Indemnified Person under this Section will not exclude any other right to which he may be lawfully entitled.

(f)           Subsequent Amendment.  If the DLLCA is hereafter amended to eliminate or limit the personal liability of managers or officers, then the liability of a Director or Officer shall be eliminated or limited to the fullest extent permitted by the DLLCA, as so amended.  No amendment, termination or other elimination of this Section or of any relevant provisions of the DLLCA or of any other applicable law will affect or diminish in any way the rights to indemnification under this Section with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing before the amendment, termination or other elimination.

(g)           Continuation of Right to Indemnification.  All rights to indemnification under this Section will continue as to a person who has ceased to be a Director or Officer, will inure to the benefit of the heirs, executors, administrators and the estate of that person, and will be deemed to be a contract between the Company and each such person.  This Section shall be binding upon any successor to the Company, whether by way of merger, consolidation, liquidation, dissolution or otherwise.

(h)           Savings Clause.  If this Section or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify persons specified in this Section to the full extent permitted by any applicable portion of this Section that has not been invalidated and to the full extent permitted by applicable law.

Article 6                      Transfer Restrictions on Membership Interests

6.1           Restrictions on Transfer of Membership Interests.  Except to the extent specifically permitted or required by this Agreement or the Project Loan, neither Member may transfer its Membership Interest or any interest in it.  For purposes of this Article, “transfer” and its derivatives include all forms of direct or indirect transfer or disposition, voluntary or involuntary, by operation of law or otherwise, as well as the creation of any Encumbrance on all or any part of a Membership Interest.  The provisions of this Article 6 replace, eliminate and otherwise supplant any contrary provisions in the DLLCA (including DLLCA § 18–702) that permit the assignment of a limited liability company interest.

6.2           Assignment to Controlled Persons.  Subject to compliance with the requirements of Section 6.4, each Member may, from time to time, transfer all or part of its Membership Interest to a Person controlling, controlled by or under common control with, that Member (and for this purpose “control” means the direct or indirect beneficial and record ownership of all of the economic and voting interests in the transferee), but only if at the time of the transfer:

(a)           the transferee agrees in a writing delivered to the other Member and the Company that it will be bound in all respects by this Agreement; and

(b)           the transferor guarantees in a writing delivered to the other Member and the Company the performance by the transferee of all of its obligations under this Agreement.

Effective with the delivery of such written undertakings, the transferee will succeed to all of the transferor’s rights and obligations other than the transferor’s obligations under Section 6.2(b).

6.3           Effect of Non-compliance.

(a)           Non-Permitted Transfers Null and Void.  In addition to creating rights under Section 8.2(f) (Default Event—Prohibited Transfer), ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE WILL BE VOID AB INITIO AND OF NO FORCE OR EFFECT WHATSOEVER.

(b)           Other.  Without limiting the foregoing, if any Membership Interest or certificate representing it is purported to be transferred in whole or in part in contravention of this Article, the Person to whom the transfer is made will not be entitled to any rights as a Member, including any rights:

(i)           to participate in the management, business or affairs of the Company,

(ii)          to access to information concerning Company transactions,

(iii)         to inspect or copy the Company’s books or records,

(iv)        to receive distributions to which the transferor would otherwise be entitled, or

(v)         to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the transferor.

6.4           Limitations on Assignment of Membership Interests.  Notwithstanding any other provision of this Agreement to the contrary, no Member may transfer any Membership Interest (or any portion thereof or interest therein) unless, in the opinion of Mayer Brown LLP or other counsel selected by the Board of Directors and acceptable to Members, such action will not (a) cause the Company to be classified as an entity other than a partnership for purposes of the Code or subject the Company to federal income taxation as a corporation, (b) cause a termination of the Company pursuant to Code § Section 708(b), (c) violate applicable state or federal securities laws, (d) result in the disallowance of PTCs, (e) cause any of the restrictions on use of losses set forth in Code § 470 to apply to the Company, or (f) result in the Project becoming “tax-exempt” use property within the meaning of Code § 168(h).

Article 7                      Dissolution or Buy-Sell—in the Absence of Default

7.1           Applicability.  This Article applies only if neither Member is a Defaulting Member (as defined in Section 8.2 (Definitions—Defaulting Member and Non-Defaulting Member and Default Event)).

7.2           Triggering Events—Absence of Default.  Either Member may elect the remedy set forth in Section 7.3 upon the occurrence of the following event: the Company has not received funds (or legally binding commitments subject only to such conditions as may be reasonably acceptable to each Member), from the proceeds of the Project Loan or Additional Capital Contributions, by December 31, 2010, sufficient to construct the Project and place the Facility in commercial operation.

7.3           Consequences—Absence of Default.  A Member may, within 90 days of becoming aware of the occurrence of the event specified in Section 7.2, give notice of the event to the other Member.  Following such notice, the Company shall be dissolved in accordance with Article 11 (Dissolution Procedures).

7.4           Rights of USREG Wind.  If the event set forth in Section 7.2 occurs, USREG Wind shall have the right to cause the Company to terminate the Definitive Agreements.

7.5           Voluntary Buy-Sell.  At any time after the tenth anniversary of the date of this Agreement (but not earlier), if no prior notice under Section 7.3 or Section 8.3 (Remedies—Upon Default of One Member) has rightfully been given, either Member may give a written notice to the other offering to purchase the other Member’s Membership Interest or sell its Membership Interest to the other Member in accordance with Article 9 (Buy-Sell in Absence of Default).

Article 8                      Dissolution and Other Rights Upon Default

8.1           Applicability.  This Article applies only if (a) only one Member is a Defaulting Member, in which case the Non-Defaulting Member may elect to terminate the Company in accordance with Section 8.3 (Remedies Upon Default by One Member), or (b) both Members are Defaulting Members, in which case Section 8.4 (Remedies if Both Members are Defaulting Members) will apply.

8.2           Definitions—Defaulting Member and Non-Defaulting Member and Default Event.  “Defaulting Member” is a Member with respect to which any Default Event has occurred.  A “Non-Defaulting Member” is a Member with respect to which no Default Event has occurred.  Each of the following is a “Default Event”:

(a)           Material Default.  Any material default by the Member in the performance of any covenant in this Agreement, which default continues for a period of 30 days after written notice thereof has been given by the Non-Defaulting Member to the Defaulting Member.

(b)           Material Breach.  Any material breach of any representation or warranty or any other breach of this Agreement, in either case, which, if curable, remains uncured for thirty (30) days after written notice thereof has been given by the Non-Defaulting Member to the Defaulting Member.

(c)           Termination of Existence by a Member.  A Member commences any proceeding to wind up, dissolve or otherwise terminate its legal existence.

(d)           Termination of Existence by another Person.  Any Proceeding commenced against a Member that seeks or requires the winding up, dissolution or other termination of its legal existence; except if the Member defends or contests that Proceeding in good faith within 15 days of its commencement and obtains a stay of that Proceeding within 90 days of its commencement, a Default Event will not exist so long as the stay continues and the Member pursues the defense or contest diligently thereafter or the Proceeding is dismissed.

(e)           Dissociation.  The Member dissociates from the Company in violation of the prohibition against withdrawal in Section 2.3 (Term).

(f)           Prohibited Transfer.  The Member agrees to any transaction that would, if consummated, breach or result in a default under Section 6.1 (Restrictions on Transfer of Membership Interests).

(g)           Insolvency Proceeding.  If any of the following occurs: (i) the Member seeks relief in any Proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (an “Insolvency Proceeding”); (ii) the institution against the Member of an involuntary Insolvency Proceeding; provided, however, that if the Member defends or contests that Insolvency Proceeding in good faith within 15 days of its commencement and obtains a stay of that Proceeding within 90 days of its commencement, a Default Event will not exist so long as the stay continues and the Member pursues the defense or contest diligently thereafter or the Proceeding is dismissed; (iii) the Member admits the material allegations of a petition against the Member in any Insolvency Proceeding; or (iv) an order for relief (or similar order under non-U.S.  law) is issued in any Insolvency Proceeding.

(h)           Appointment of a Receiver or Levy.  Either (i) a Proceeding has been commenced to appoint a receiver, receiver-manager, trustee, custodian or the like for all or a substantial part of the business or assets of the Member or (ii) any writ, judgment, warrant of attachment, warrant of execution, distress warrant, charging order or other similar process (each, a “Levy”) of any court is made or attaches to the Member’s Membership Interest or a substantial part of the Member’s properties; provided, however, that if the Member defends or contests that Proceeding or Levy in good faith within 15 days of its commencement and obtains a stay of that Proceeding or Levy within 90 days of its commencement, a Default Event will not exist so long as the stay continues and it pursues the defense or contest diligently thereafter or the Proceeding is dismissed.

(i)           Assignment for Benefit of Creditors.  The Member makes a general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of the Member’s creditors generally or any substantial portion of those creditors.

8.3           Remedies—Upon Default by One Member.

(a)           By Non-Defaulting Member.  A Non-Defaulting Member may, within 90 days of becoming aware of the occurrence of a Default Event, give notice of the Default Event (a “Default Notice”) to the Defaulting Member. The Default Notice must specify one of the following remedies (which, together with Section 8.3 and subject to Section 8.3(b), are exclusive remedies):

(i)           Dissolution.  Dissolution of the Company in accordance with Article 11 (Dissolution Procedures).

(ii)           Right to Buy.  The purchase of the Defaulting Member’s Membership Interest for 90% of Fair Market Value and otherwise in accordance with Article 10 (Buy-Sell Upon Default).  The Non-Defaulting Member must propose the Fair Market Value in the Default Notice, which must be accompanied by a deposit in immediately available funds equal to 25% of the Defaulting Member’s Capital Account as reflected in the annual financial statements of the Company for the Fiscal Year immediately preceding the year in which the Default Notice is given.

(b)           Rights of USREG Wind.  If Shenyang is the Defaulting Member pursuant to Section 8.2(a), USREG Wind, as a Non-Defaulting Member and after its election and consummation of the remedies in Section 8.2(a), may elect to do any of the following:  (A) terminate all of the Definitive Agreements to which the Company is a party (and the Turbine Supply Agreement shall include provisions permitting such termination), and (B) admit additional Members, engage in a new Business Plan, enter into material contracts or any other action USREG Wind determines to be in the interest of the Company.

(c)           Other Remedies.

(i)           Generally.  The Non-Defaulting Member’s election to dissolve the Company under Article 11 (Dissolution) will not preclude its exercise of whatever rights it may also have under Article 14 (Indemnification) or at law.  However, the Non-Defaulting Member’s election to purchase the Defaulting Member’s Membership Interest under Section 8.3(a)(ii) (Right To Buy) is the election of an exclusive remedy.

(ii)          Certain Other Rights.  Notwithstanding the foregoing, no election under Section 8.3(a) will preclude either (A) the recourse by either the Defaulting Member or the Non-Defaulting Member to whatever injunctive relief to which it may otherwise be entitled under this Agreement or (B) the recourse by the Non-Defaulting Member under Section 2.7(b) (Actions by Company) to recover amounts owing to the Company that are not specifically taken into account in the determination of Fair Market Value.

(iii)         Legal Fees.  The Non-Defaulting Member’s legal fees and expenses will be deducted from any distribution otherwise to be made to the Defaulting Member and will be paid to the Non-Defaulting Member (in which case, such amounts shall be treated as distributed to the Defaulting Member and then paid to the Non-Defaulting Member) or, if the Non-Defaulting Member elects, will be paid by the Defaulting Member to the Non-Defaulting Member.

8.4           Remedies if Both Members are Defaulting Members.  If both Members are, or become, Defaulting Members, simultaneously or sequentially, then (a) the Members and the Directors will proceed as expeditiously as possible to dissolve the Company in accordance with Article 11 (Dissolution Procedures) as though such dissolution resulted from an election pursuant to Section 8.3(a), and (b) both Defaulting Members will thereafter have whatever rights and remedies available to them under Article 14 (Indemnification) and under Applicable Law.

Article 9                      Buy-Sell in the Absence of Default

9.1           Offer to Buy or Sell.  At any time after any of the events specified in Section 7.5 (Voluntary Buy-Sell), either Member (the “Offeror”) may give written notice (the “Offer”) to the other Member (the “Offeree”), stating that the Offeror offers unconditionally at the option of the Offeree to either:

(a)           to purchase the entire Membership Interest of the Offeree or

(b)           to sell the entire Membership Interest of the Offeror to the Offeree,

in each case with the same purchase price specified for each percentage point of Membership Interest of the selling Member.

9.2           Terms of the Offer.  The Offer must be accompanied by an irrevocable standby letter of credit available through the Non-Default Buy-Sell Closing Date (as defined in Section 9.3(c)) in an amount sufficient to purchase the entire Membership Interest of the Offeree.  The Offer will be irrevocable by the Offeror until the earlier of (a) the Non-Default Buy-Sell Closing Date or (b) the date on which the Offeree elects to purchase the Offeror’s Membership Interest pursuant to Section 9.3(a)(ii).  The Offer will not have any other terms; provided, however, that the purchasing Member will undertake to (i) assume at the Non-Default Buy-Sell Closing Date all known obligations of the selling Member to third parties in connection with the selling Member’s Membership Interest (with a corresponding reduction in the purchase price) and (ii) use Best Efforts to obtain the release of the selling Member from known obligations between the date of the Offer and the Non-Default Buy-Sell Closing Date.

9.3           Offeree’s Response to Offer.

(a)           Offeree’s Response.  At any time during the 30 days following receipt of the Offer, the Offeree may give the Offeror a written notice electing either to

(i)           sell the entire Membership Interest of the Offeree to the Offeror, or

(ii)          buy the entire Membership Interest of the Offeror (in which case the Offeree’s notice must be accompanied by an irrevocable standby letter of credit available through the Non-Default Buy-Sell Closing Date, as such date may be extended pursuant to this Agreement, in an amount sufficient to purchase the entire Membership Interest of the Offeror), in either case upon the terms in this Article 9 and otherwise as set out in the Offer.

(b)           Effect of Offeree’s Failure to Respond.  If the Offeree fails to give the notice within the 30 day period or if the Offeree’s notice is not accompanied by the required letter of credit, then it will be conclusively deemed to have accepted the Offer of the Offeror to purchase the Offeree’s Membership Interest pursuant to Section 9.1(a) in accordance with the terms of the Offer.

(c)           Closing and Date of the Closing.  The closing (the “Non-Default Buy-Sell Closing”) of the purchase and sale will take place on the 60th day following the date on which the Offer under Section 9.1 (Offer to Buy or Sell) is received, or, if that day is not a Business Day, on the next following Business Day (the “Non-Default Buy-Sell Closing Date”).  The Non-Default Buy-Sell Closing Date will be extended to the extent necessary for either Member to secure any required governmental approval or consent to a date five Business Days following such approval or consent so long as that Member is using its Best Efforts to pursue the approval or consent and every 30 days during the extension delivers to the other Member a certificate that approval is being so pursued.  For purposes of this provision, “governmental approval or consent” includes expiration of the Hart-Scott-Rodino waiting period and similar merger control provisions that do not constitute formal approvals or consents.  The Non-Default Buy-Sell Closing will take place at 11:00 AM on the Non-Default Buy-Sell Closing Date at the offices of the lawyers for the Company (or, if there are none, at the offices of the lawyers for the purchasing Member).

(d)           Deliveries at the Closing.  At the Non-Default Buy-Sell Closing, the purchasing Member will pay the purchase price for the selling Member’s Membership Interest in immediately available funds, and the purchasing Member will deliver to the selling Member the items described in Section 10.7 (Default Buy-Sell Closing—Purchasing Member Deliveries).  The selling Member will deliver the items described in Section 10.6 (Default Buy-Sell Closing—Selling Member Deliveries).

(e)           Default by Purchasing Member.  If the purchasing Member defaults in any of its material closing obligations, then the selling Member will have the option to purchase the purchasing Member’s entire Membership Interest at a price for each percentage point of Membership Interest of the purchasing Member that is 75% of the purchase price for each percentage point of Membership Interest that would have been payable on the original closing.  The option is to be exercised by notice to the purchasing Member not later than 60 days after the original Non-Default Buy-Sell Closing Date.  The Closing will occur at a date and time reasonably designated in the notice, which date will not be later than 90 days after the notice and otherwise in accordance with Article 10 (Buy-Sell Upon Default).  If the selling Member exercises its option provided in this Section 9.3, then the selling Member will suffer damages as a consequence of such default; therefore, if a purchase is subject to this Section, the difference between the Purchase Price and the Fair Market Value will be regarded for all purposes as liquidated damages and not as a penalty.

Article 10                     Buy-Sell upon Default

10.1           Generally.  This Article applies if a Non-Defaulting Member has elected the provisions of Section 8.3(a)(ii) (Right to Buy) and as provided in Section 9.3(e) (Default by Purchasing Member).

10.2           Price—if Non-Defaulting Member’s Membership Interest is Being Purchased and Sold.  The purchase price for a Non-Defaulting Member’s Member Interest is 100% of the Fair Market Value of that Membership Interest. “Fair Market Value” and “Fair Market Value of the Company” are each the highest price available for the Company in an open and unrestricted market between informed, prudent parties, acting at arms length and under no compulsion to act, expressed in terms of money or money’s worth and will disregard the particular circumstances of either Member, restrictions on transfer, lack of marketability or other similar factors typically considered in valuing securities in privately held enterprises.  The Fair Market Value of a Member’s Membership Interest is the amount determined by multiplying (a) the Fair Market Value of the Company by (b) the Membership Interest of the Member.

10.3           Price—if Defaulting Member’s Membership Interest is Being Purchased and Sold.  The Purchase of the Defaulting Member’s Membership Interest pursuant to a termination notice that elects that remedy pursuant to Section 8.3(a)(ii) (Right to Buy) will be at a price equal to 90% of the Fair Market Value of the Defaulting Member’s Membership Interest.  If there is a default described in Section 8.2 (Definitions—Defaulting Member and Non-Defaulting Member and Default Event), then the Non-Defaulting Member will suffer damages as a consequence of the default and the difference between the purchase price and the Fair Market Value of the Defaulting Member’s Membership Interest will be regarded for all purposes as liquidated damages and not as a penalty.

10.4           Resolution of Disagreement as to Amount.

(a)           Generally.  The recipient of the notice to purchase or sell that specifies a Fair Market Value may object to the specified Fair Market Value by giving notice of objection (the “Notice of FMV Objection”) to the Member giving notice within 15 days of its receipt.  If a Notice of FMV Objection is given, each Member (i) will select a nationally or regionally recognized appraiser with experience in valuing businesses similar to that of the Company and (ii) will give notice to the other Member of its appraiser’s name and address.  If either Member fails to appoint an appraiser and give notice to the other Member in accordance with this Section, the appraiser that was appointed by the other Member will determine the Fair Market Value of the Company.

(b)           Applicable Rules.  The appraisers will determine the Fair Market Value of the Company in accordance with the following:

(i)           Each Member will cause the appraiser it selected to deliver to the other Member within 60 days of its selection its appraisal report and determination of the Fair Market Value of the Company.

(ii)          If the lower appraisal is at least 90% of the higher appraisal, then the Fair Market Value of the Company will be the average of the two appraisals.

(iii)         If the lower appraisal is less than 90% of the higher appraisal and if neither Member objects within 30 days after its receipt of the appraisal from the other Member, then the Fair Market Value of the Company will be the average of the two appraisals.  If the lower appraisal is less than 90% of the higher appraisal and if either Member objects within 30 days after its receipt of the appraisal from the other Member, then the Members will cause the two appraisers to appoint a third appraiser who satisfies the requirements of Section 10.4(a).  If the two appraisers cannot agree upon a third appraiser within ten days following receipt by the appraisers of notice requesting that they appoint the third appraiser, then either of the Members may apply to have the third appraiser selected by the American Arbitration Association from its panel of appraisers.

(iv)         Within 60 days after the appointment of the third appraiser, the third appraiser will deliver to each Member an appraisal report that sets out the appraiser’s determination of the Fair Market Value of the Company, together with an analysis of how it determined that Fair Market Value.

(v)         If a third appraiser is appointed, the Fair Market Value of the Company will be the value determined by the one of the first two appraisers whose value determination was closest to that determined by the third appraiser.  However, if the third appraiser’s determination is within 10% of the average of the first two appraisals, whether higher or lower, then the average of the first two appraisals will be the value that is used.

(vi)         Subject only to signing a confidentiality agreement that is in form and substance customary at that time for appraisers, each appraiser will be granted unrestricted access to the books and records of the Company, the Facility and the employees of the Company as well as to the employees of the Members having information about the Company.

(vii)        Each Member will pay the fees and expenses of the appraiser it appoints.  The Member whose appraiser’s valuation was not used will pay the cost of any third appraiser; provided, however, that if the average of the first two appraisals is used pursuant to Section 10.4(b)(v), then the Members will bear equally the fees and expenses of the third appraiser.

10.5           Default Buy-Sell Closing—Generally.  The closing (the “Default Buy-Sell Closing”) of the purchase and sale of the selling Member’s Membership Interest will take place on the 60th day following the date on which the Parties are given notice that the Fair Market Value has been determined in accordance with this Article 10, or, if that day is not a Business Day, on the next following Business Day (the “Default Buy-Sell Closing Date”).  The Default Buy-Sell Closing Date will be extended to the extent necessary for either Member to secure any required governmental approval or consent to a date five Business Days following the approval or consent so long as the Member is using its Best Efforts to pursue the approval or consent and every 30 days during the extension delivers to the other Member a certificate that such approval is being so pursued.  For purposes of this provision, “governmental approval or consent” includes expiration of the Hart-Scott-Rodino waiting period and similar merger control provisions that do not constitute formal approvals or consents.  The Default Buy-Sell Closing will take place at 11:00 AM on the Default Buy-Sell Closing Date at the offices of the lawyers for the Company (or, if there are none, at the offices of the lawyers for the purchasing Member).

10.6           Default Buy-Sell Closing—Selling Member Deliveries.  At the Default Buy-Sell Closing, the selling Member will deliver to the purchasing Member the following executed documentation, in form reasonably acceptable to the purchasing Member:

(a)           an assignment of the certificate for its Membership Interest to the purchasing Member or its designee;

(b)           the resignation of each of its designees who are acting as Directors or Officers of the Company;

(c)           a representation and warranty by the Member that its Membership Interest and all indebtedness owed to it by the Company are free and clear of all Encumbrances (other than Encumbrances in favor of a Project Lender), which representation and warranty will survive the Default Buy-Sell Closing and will continue indefinitely;

(d)           a general release of all claims against the Company and the purchasing Member relating to Company matters; and

(e)           such other documentation as the purchasing Member may reasonably require in order to vest in the purchasing Member or its designee full right, title and interest in and to the Membership Interest of the selling Member free and clear of all Encumbrances (other than Encumbrances in favor of a Project Lender).

10.7           Default Buy-Sell Closing—Purchasing Member Deliveries.  At the Default Buy-Sell Closing, the purchasing Member will deliver to the selling Member:

(a)           Purchase Price.  The purchase price in immediately available funds, subject to the following and Section 10.8:

(i)           Debt to Company.  If the selling Member owes money to the Company, then the purchase price will be reduced by the amount of the principal and accrued but unpaid interest of that indebtedness.

(ii)           Debt to Selling Member.  If the Company owes money to the selling Member, then the Company will pay to the selling Member the full amount of the principal and accrued but unpaid interest of that indebtedness at the Default Buy-Sell Closing.

(b)           Other.  The following executed documentation in form reasonably acceptable to the selling Member:

(i)           Indemnity: an indemnity indemnifying the selling Member against any claims arising from the conduct of the business of the Company from and after the Default Buy-Sell Closing Date and with respect to Encumbrances assumed by the purchasing Member pursuant to Section 10.8 that have reduced the amount payable to the selling Member; and

(ii)           Release: a general release of all claims against the selling Member by the Company and the purchasing Member relating to Company matters except for (A) claims arising from the unauthorized actions of the selling Member in respect of the Company that have not been disclosed to the purchasing Member, (B) a breach by the selling Member of any representation, warranty, covenant or agreement related to or contained in any document it delivered pursuant to Section 10.6, and (C) the continuing obligation of the selling Member under Article 15 (Competition) and Article 16 (Confidentiality).

10.8           Default Buy-Sell Closing—Claims against Purchased Membership Interest.  If the Membership Interest of the selling Member is not free of all Encumbrances (other than Encumbrances in favor of a Project Lender) at the Default Buy-Sell Closing, then: (a) the purchasing Member may, without prejudice to any other rights that it may have, purchase the Membership Interest of the selling Member subject to those Encumbrances; and (b) in that event, at the Default Buy-Sell Closing (i) the purchasing Member will assume all obligations and liabilities with respect to those Encumbrances and (ii) the amount to be paid to the selling Member will be reduced by the maximum amount secured by the assumed Encumbrances (other than the indebtedness secured by Encumbrances in favor of a Project Lender).

10.9           Default Buy-Sell Closing—Default by Selling Member.  If the selling Member does not deliver at the Default Buy-Sell Closing the documents required to be delivered by it pursuant to this Agreement, then the purchasing Member may, if not in default under this Agreement, without prejudice to any other rights that it may have, either:

(a)           by notice to the selling Member, cancel the purchase and elect to dissolve the Company in accordance with Section 8.3(a)(i) (Dissolution), or

(b)           pay the amount payable to the selling Member to an account for the credit of the selling Member at the Company’s bank.  From and after the date of payment (or if there is no amount owed to the selling Member, then from and after the Default Buy-Sell Closing at which the purchasing Member tenders all documents that it is required to tender at the Default Buy-Sell Closing): (i) all rights, both at law and in equity, in and to the selling Member’s Membership Interest will be deemed to have been assigned to and vested in the purchasing Member and the selling Member will have no further rights in it and (ii) the purchasing Member will have the right to execute and deliver, on behalf of and in the name of the selling Member, such deeds, assignments, transfers, resignations, releases or other documents that may be necessary or desirable to complete the purchase of the selling Member’s Membership Interest.  Each of the Members hereby irrevocably appoints the other as its lawful attorney-in-fact and agent for such matters.  The appointment is coupled with an interest, will not be revoked by the dissolution, winding-up, bankruptcy or insolvency of the selling Member, and each Member hereby ratifies and confirms all that the purchasing Member may lawfully do or cause to be done by virtue of this Section 10.9(b).

Article 11                     Dissolution Procedures

11.1           Generally.  Promptly after a Member delivers a notice electing to dissolve the Company or upon any other event requiring dissolution or winding up of the Company:

(a)           if there is notice delivered pursuant to Section 7.3 (Dissolution—Absence of Default), the Directors will proceed to wind up the affairs of the Company in the manner set forth in this Article; or

(b)           if there is notice delivered pursuant to Section 8.3(a)(i) (Dissolution—Upon Default), the Non-Defaulting Member will wind up the Company’s affairs in the manner set forth in this Article on behalf of the Members; or

(c)           in the case of any other event requiring dissolution, liquidation or winding up of the Company, the Directors will proceed to wind up the affairs of the Company in the manner set forth in this Article.

After such notice or other event, neither Member will be obligated to provide any additional funds that would otherwise be required by the Company except amounts owing by such Member pursuant to this Agreement or other contractual arrangement.  It is the intent that the events in Section 7.2 (Triggering Events—Absence of Default) and Section 8.2 (Definitions— Defaulting Member and Non-Defaulting Member and Default Event) are the only dissolution events, and thus those provisions of the DLLCA that specify other dissolution events are hereby overridden by the foregoing contrary provisions of this Agreement.

11.2           Method of Sale.  If the Facility has been completed and the Company has recorded operational revenue, then the Directors (in the case of a dissolution under Section 0 (Dissolution—Absence of Default)) or the Non-Defaulting Member (in the case of a dissolution under Section 8.3(a)(i) (Dissolution—Upon Default)), as applicable, will retain a business broker and will cause the business of the Company to be listed for sale as a going concern.  If either (a) an offer reasonably acceptable to Directors or the Non-Defaulting Member, as applicable, has not been received within 120 days of listing the Business for sale or (b) if the Facility has not been completed or the Company has not recorded operational revenue, then the assets of the Company will be sold in the manner determined by the Directors or the Non-Defaulting Member, as applicable, whether in whole or in part.  The Directors (in the case of a dissolution under Section 0 (Dissolution—Absence of Default)) or the Non-Defaulting Member (in the case of a dissolution under Section 8.3(a)(i) (Dissolution—Upon Default)) will liquidate the Company’s assets and discharge the liabilities of the Company over a reasonable time in order to minimize the losses that may otherwise result from an immediate liquidation.

11.3           Application of Proceeds of Liquidation.  All remaining cash and property shall be applied in the following order and priority:

(a)           to the payment of the expenses of liquidation;

(b)           to the payment of the liabilities and obligations of the Company, other than those owing to a Member;

(c)           to the payment of the liabilities and obligations of the Company to a Member (including any Member Loans) other than with respect to its Capital Account or Membership Interest;

(d)           to Shenyang, the SPG Priority Return;

(e)           in the event of a termination pursuant to Section 7.3, the amount of the Initial Developer Fee actually paid to USREG Wind shall be deemed to have been distributed to USREG Wind; and

(f)           thereafter, after giving effect to all allocations, distributions and contributions for all periods, all remaining cash and property shall be distributed to the Members in accordance with the positive balances in their Capital Accounts; provided, further, that notwithstanding anything to the contrary in this Agreement, no Member shall receive a distribution that would cause it to have a deficit Capital Account.

Any distribution to the Members in respect of their Capital Accounts pursuant to this Section 11.3 shall be made by the end of the Company taxable year in which the dissolution notice is delivered or the dissolution event occurs (or if later, within 90 days after the date of such dissolution event).  The distribution of cash or property to a Member in accordance with the provisions of this Section 11.3 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member on account of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act.

11.4           Deficit Capital Accounts.  In the event the Company is “liquidated” within the meaning of Treasury Regulations § 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Section 11 to the Members who have positive balances in their Capital Accounts in compliance with Treasury Regulations § 1.704-1(b)(2)(ii)(b)(2).  No Member shall have an obligation to restore any deficit balance in its Capital Account.  If any Member has a deficit Capital Account balance after giving effect to all allocations, distributions and contributions for all periods, such amount shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

11.5           Certified Liquidation Statement.  Either (i) the Directors, if the Company is dissolved pursuant to Section 7.3 (Dissolution—Absence of Default) or (ii) the Non-Defaulting Member, if the Company is dissolved pursuant to Section 8.3(a)(i) (Dissolution—Upon Default) will cause the Company’s independent auditors to prepare a certified liquidation statement of the Company.  Each Member agrees to prepare its financial statements and to prepare and file all tax returns required to be filed by it in accordance with that liquidation statement.

Article 12                 Reporting and Accounting Provisions

12.1           Books and Records.  The Company will make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect in all material respects the assets, liabilities and operations of the Company.  The Company will also maintain a system of internal accounting controls that complies with Applicable Law and that will provide reasonable assurance that:

(a)           transactions are executed in accordance with the Board of Directors’ general or specific authorization;

(b)           transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to the statements and (ii) to maintain accountability for assets;

(c)           access to assets is permitted only in accordance with management’s general or specific authorization; and

(d)           the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

12.2           Other Accounting and Tax Provisions.  Attachment 12 contains additional accounting and tax provisions applicable to the Company.

12.3           Financial Statements and Other Reports.  The Company will provide to each Member as soon as practical after the end of the Fiscal Year and in any event within 60 days thereafter:

(a)           a balance sheet as of the year-end and statements of income and cash flow, both for the fourth quarter and for the year; and

(b)           the Company’s tax return, which will be reviewed by its independent certified public accountants, and information that will be required to permit the Member to prepare its tax return.

The year-end balance sheet and the statements for the year will be examined in accordance with generally accepted auditing standards by the Company’s independent certified public accountants, who will render their opinion on whether those statements fairly present in all material respects the Company’s financial position as of that date and the results of its operations for those periods in accordance with GAAP.

12.4           Right of Inspection and Examination.  At all reasonable times, each Member, through its representatives, has the right to inspect and copy the records of the Company and to examine the employees of the Company with regard to its activities.  These rights may be exercised through any agent or employee of the Member designated by notice to the CEO.  The inspecting Member will bear all expenses incurred in the inspection or examination.

12.5           Auditors.  The initial auditors of the Company shall be selected by the Board of Directors.

Article 13                    Dispute Resolution

13.1           Generally.

(a)           Applies Only to Legal Claims.  This Article 13 governs only those disputes that arise under this Agreement, the outcome of which depends solely on whether the Company, a Member or any of its Affiliates is in default of its contractual or other legal obligations (a “Legal Claim”).  “Legal Claims” include (i) disputes as to indemnification under Article 14 (Indemnification) and (ii) the formation, validity, binding effect, applicability, scope, interpretation, performance, breach or termination of this Agreement.

(b)           Matters Specifically Not Subject to Article 13 Dispute Resolution Procedures.  Without limiting Section 13.1(a):

(i)           Business Disputes: any dispute regarding a matter listed in Section 5.4 (Actions Requiring Board of Directors Approval—Major) is not considered a Legal Claim subject to resolution under Section 13.2 but will be subject instead to Section 5.11 (Dispute Resolution Procedures);

(ii)           Fair Market Value: a dispute as to “Fair Market Value” under Article 10 (Buy-Sell Upon Default) is not considered a Legal Claim subject to resolution under Section 13.2 but is subject instead to Section 10.4 (Resolution of Disagreement as to Amount); and

(iii)           Injunctive Relief: requests for injunctive or other equitable relief may be brought under Section 17.7 (Jurisdiction; Service of Process).

13.2           Dispute Resolution Procedures.

(a)           Negotiation.  Either Member may give notice of a Legal Claim to the other Member.  For a period of 30 days from receipt of the notice, the Members will consult with each other in a good faith effort to resolve the Legal Claim.

(b)           Mediation.  If the Members do not settle the Legal Claim within the 30 days, either Member may provide the other Member with a notice for mediation.  After delivery of that notice, the Members will attempt in good faith to settle the matter by mediation.

(c)           Binding Arbitration.  If within 30 days after receipt of the notice for mediation, the mediation does not result in settlement of the Legal Claim, then the Legal Claim will be finally resolved by arbitration administered by the American Arbitration Association (“AAA”), in accordance with the commercial arbitration rules of AAA and this Section 13.2.  The place of arbitration shall be Los Angeles, California.   A Member may initiate arbitration by notice to the other Member any time after expiration of 60 days from receipt of notice of the Legal Claim provided for in Section 13.2(a), whether or not mediation has been initiated or completed unless the mediation was completed by agreement of the Parties and all issues resolved as reflected in a written agreement.  Unless the Members agree otherwise, initiation of arbitration will not relieve any Member of its obligation to participate in any mediation initiated under Section 13.2(b).

(d)           Arbitration Terms.  Any arbitration will comply with the following terms:

(i)           Formation of Tribunal.  The arbitration tribunal will consist of three arbitrators.  One arbitrator will be appointed by each Member and the third will be appointed by the first two.  If the first two arbitrators fail to agree on the third arbitrator within 30 days after their appointment, the third arbitrator will be appointed by the American Arbitration Association.

The arbitrators will be familiar with the commercial and manufacturing practices of the renewable energy industry.

(ii)          Conduct of Arbitration.  The arbitration will take place in and will exclude any right of application or appeal to any court in connection with any question of law or fact arising in the course of the arbitration or with respect to any award made.  The United States Arbitration Act (9 U.S.C.  §§ 1–16, 201–208, 301–302) will apply and the arbitrators will otherwise apply the law specified in Section 17.15 (Governing Law).

(iii)         Awards.  The arbitration award will be final and binding on the Members, will not be subject to judicial appeal, will not include any punitive damages and will deal with the allocation of costs of arbitration, including legal fees and all related matters.  Any monetary award will stipulate a rate of interest, deemed appropriate by the arbitrators, which will run from the date notice of Legal Claim was given until the date when the award is fully satisfied.  The arbitration award will be promptly satisfied by the Member against whom it is granted, free of any deduction or offset.  Any cost or fee incident to enforcing the award will, to the maximum extent permitted by law, be charged against the Member resisting enforcement.  Judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to that court for a judicial recognition of the award or an order of enforcement thereof, as applicable.  The Company or any Member may bring an action to enforce any award granted under this Section 13.2.

Article 14                  Indemnification

14.1           Survival; Effect of Knowledge; Other.

(a)           Survival.  Each representation, warranty, covenant and agreement in this Agreement, and in any certificate or document delivered pursuant to this Agreement, survives the Effective Date for the period set forth in or applicable to such provision or agreement.

(b)           Relation to Default Provisions.  Except as set forth in Section 8.3(b) (Other Remedies), the fact that a party has an indemnification right under this Article 14 will not preclude the exercise of rights under Article 8 (Dissolution and Other Rights Upon Default).

(c)           Duty to Mitigate.  A Member must use its Best Efforts to mitigate its Damages for which it will seek indemnification or other recovery against the other Member.

14.2           Indemnification—By USREG Wind.  USREG Wind will indemnify and hold harmless and pay promptly to:

(i)           the Company and

(ii)           to the extent that the indemnification of, and payments to, the Company does not constitute full payment of all Damages (as defined below) suffered by Shenyang and its Affiliates and also their respective representatives and stockholders (collectively, the “Shenyang Indemnified Persons”), each Shenyang Indemnified Person the amount of any Damages (as defined below) arising from or in connection with:

(b)           Breach of Representations or Warranties: any material breach of any representation or warranty in this Agreement made by USREG Wind which remains uncured for thirty (30) days after notice thereof;

(c)           Breach of Covenants: any material breach by USREG Wind in the performance of its covenants or obligations in this Agreement or in any certificate or document delivered pursuant to this Agreement which remains uncured for thirty (30) days after notice thereof; and

(d)           Excluded Liabilities of USREG Wind: any liability, obligation, Contract or commitment (whether known or unknown and whether absolute, accrued, contingent or otherwise) (“Liabilities”) of USREG Wind that are not expressly assumed by the Company pursuant to this Agreement (“Excluded Liabilities”).

“Damages” means (A) any loss, whether in the nature of a cost, damage, expense, payment, diminution in value, liability or obligation or otherwise, and related attorneys’, accountants’ and other professional advisors’ fees and expenses (including those as to investigation, prosecution or defense of any claim or threatened claim), whether or not involving a third-party claim, and (B) only in the case of (1) Excluded Liabilities and (2) third party claims, special, incidental, consequential, punitive or any other damages.

14.3           Indemnification—By Shenyang.  Shenyang will indemnify and hold harmless and pay promptly to:

(i)           the Company and

(ii)          to the extent that such indemnification of, and payments to, the Company does not constitute full payment of all Damages suffered by USREG Wind and its Affiliates and also their respective representatives and stockholders (collectively, the “USREG Wind Indemnified Persons”), each USREG Wind Indemnified Person the amount of any Damages arising from or in connection with:

(b)           Breach of Representations or Warranties: any material breach of any representation or warranty in this Agreement made by Shenyang which remains uncured for thirty (30) days after notice thereof;

(c)           Breach of Covenants: any material breach by Shenyang in the performance of its covenants or obligations in this Agreement or in any certificate or document delivered pursuant to this Agreement which remains uncured for thirty (30) days after notice thereof; and

(d)           Excluded Liabilities of Shenyang: any Liability of Shenyang that is an Excluded Liability.

14.4           Deduction from Indemnification Amount.  USREG Wind will not have any liability for indemnification with respect to the matters described in Section 14.2(b) and Shenyang will not have any liability with respect to the matters described in Section 12.3(a) until the total of all Damages with respect to the matters for which the Member is otherwise liable exceeds US$100,000 and then only for the amount by which the Damages exceed US$ 500,000.

14.5           Time Limitations.  No Member will have any liability for indemnification under this Article 14 unless the Person claiming the right to be indemnified gives notice to the Member from whom indemnification is being sought of facts that it in good faith thinks constitute a reasonable basis for indemnification:

(a)           Taxes, Products Liability and Certain Violations of Law: in the case of claims involving Taxes, products liability, and violations of Applicable Law not covered by Section 14.6(b) below, within 30 days after the expiration of the statute of limitation (including extensions of it) applicable to Taxes, products liability and such violations, as applicable;

(b)           Other: in the case of claims involving any other representation or warranty  to be performed and complied with at or before the Effective Date, on or before the first anniversary of the Effective Date.

Notwithstanding the foregoing, no limitations as to the time for making claims applies to (i) Excluded Liabilities, (ii) those involving a Member’s representations or warranties relating to its authority or its title to any property contributed to the Company, or (iii) those involving any covenant to be performed and complied with after the Effective Date.

14.6           Procedure for Indemnification—Third Party Claims.

(a)           Notice.  Promptly, and in any event no later than 10 Business Days after receipt by a Person entitled to indemnification of notice of the commencement of any Proceeding against it, the indemnified Person will, if a claim is to be made against an indemnifying Member, give notice to the indemnifying Member of the commencement of the claim; provided, however, that the failure to notify the indemnifying Member will not relieve the indemnifying Member of any liability that it may have to any indemnified Person, except to the extent that the indemnifying Member demonstrates that the defense of the Proceeding is prejudiced by the indemnified Person’s failure to give the notice timely.

(b)           Participation.  If any Proceeding referred to in Section 14.6(a) is brought against an indemnified Person and the indemnified Person gives notice to the indemnifying Member of the commencement of the Proceeding, the indemnifying Member may (i) participate in the Proceeding and (ii) elect by notice to the indemnified Person to assume the defense of the Proceeding with lawyers reasonably satisfactory to the indemnified Person unless (A) the indemnifying Member is also a party to the Proceeding and the indemnified Person determines in good faith that joint representation would be inappropriate or (B) the indemnifying Member fails to provide, promptly after giving notice to the indemnified Person, reasonable assurance to the indemnified Person of its financial capacity to defend the Proceeding and provide indemnification with respect to the Proceeding.  If the indemnifying Member assumes the defense of the Proceeding, (1) the indemnifying Member will not, as long as it diligently conducts the defense, be liable to the indemnified Person under this Section for any fees of other lawyers or any other expenses with respect to the defense of the Proceeding subsequently incurred by the indemnified Person in connection with the defense of the Proceeding, other than reasonable costs of investigation and (2) no compromise or settlement of the claims may be effected by the indemnifying Member without the indemnified Person’s written consent (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of legal requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified Person and (y) the sole relief provided is monetary damages that are paid in full by the indemnifying Member.

(c)           Right of Indemnified Person to Defend.  Notwithstanding the foregoing, if an indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified Person may, by notice to the indemnifying Member, assume the exclusive right to defend, compromise, or settle the Proceeding, but the indemnifying Member will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which will not be unreasonably withheld or delayed).

14.7           Procedure for Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claim will be asserted by notice to the Member from whom indemnification is sought promptly after becoming aware of the acts or omissions or facts and circumstances on which the claim is based, but the failure to notify the indemnifying Member will not relieve the indemnifying Member of any liability that it may have to any indemnified Person, except to the extent that the indemnifying Member demonstrates that it is prejudiced by the failure.  That notice is notice of a Legal Claim for purposes of Section 13.2(a) (Dispute Resolution Procedures—Negotiation).

14.8           Satisfaction of Indemnification Obligations.  Subject to the procedures set forth above and in accordance with the deadlines specified in the preceding subsections, indemnified Damages will be satisfied as follows:

(a)           To the Company.  An indemnifying Member will satisfy its liability to the Company for indemnified Damages by paying the amount of the liability to the Company.

(b)           To a Shenyang Indemnified Person or to a USREG Wind Indemnified Person.  An indemnifying Member will satisfy its liability to a Shenyang Indemnified Person or to a USREG Wind Indemnified Person (as applicable) for indemnified Damages by paying the amount of the liability to the Person.

Payments pursuant to the foregoing will be by wire transfer or by check, as the recipient may direct.  In the absence of directions within a reasonable period of time, payment may be made by check.

14.9           Exclusiveness of Remedies.  Except (a) as provided in Section 8.3(b) (Other Remedies) and 14.1(b) (Relation to Default Provisions) and (b) for acts or omissions intended to mislead the Person seeking indemnification and (c) subject to the procedures set forth in Article 13 (Dispute Resolution), the remedies provided in this Article constitute the sole and exclusive remedies available to the Company, the Shenyang Indemnified Persons and the USREG Wind Indemnified Persons with respect to matters covered in Sections 14.2 through 14.4. Neither the foregoing nor anything else in this Agreement will limit the right of a Member or the Company to enforce the performance of this Agreement or of any Contract, document or other instrument executed and delivered pursuant to this Agreement by any remedy available to it in equity, including specific performance. The Members waive any requirement that the Person seeking equitable relief post a bond or other security.

Article 15                      Competition and Interested Transactions

15.1           Competition.

(a)           Generally.  Nothing in this Agreement shall prohibit any Member or their Affiliates from engaging in any other activity or business venture, whether or not such activity or business venture is related to or in competition with the Company or the Business; provided, however, that neither Member or their Affiliates shall engage in the activities prohibited by Section 15.1(b).

(b)           Restricted Activities.  No Member nor any of its Affiliates will, at any time hereafter in relation to any trade, business or company use a name including the word “Texas A Wind” or “Texas Big A Wind” or any similar word in a way as to be capable of or likely to be confused with the name of the Company.

15.2           Interested Transactions.  Upon the approval of the Directors, the Company may enter into contracts and agreements with any Member or Affiliate of a Member.

15.3           Affiliate Transactions.  USREG Wind acknowledges that A-Power owns, directly or indirectly, 100% of each of the Turbine Supplier and the Construction Contractor.  Prior to the time of execution (or performance) of the Definitive Agreements, A-Power's direct or indirect equity ownership percentage in Shenyang may be as low as 19%.  Shenyang acknowledges that certain of the landowners entering into the real estate agreements with the Company specified in Section 1B.5(a)(i) and 1B.5(a)(ii) may be affiliated with USREG Wind.  The Parties agree that the Definitive Agreements (including those to which a Member or an Affiliate of a Member is a party) will be entered into by the Company on an arms-length market-standard basis.  Each Member will acknowledge that the terms and conditions of such transactions with affiliates are fair and reasonable for the Company.

Article 16                  Confidentiality

16.1           Confidentiality—This Agreement.  Except as otherwise expressly permitted by this Article 16, each Member and the Company will keep confidential, will not disclose and will otherwise retain in strictest confidence the terms of this Agreement; provided, however, either Member or the Company may make announcements, press releases or give notices concerning this Agreement to the representatives of a Member, or to the customers or suppliers of the Company or a Member, if that announcement or notice is either (a) approved by both Members or (b) expressly permitted by this Article 16.  This Agreement supersedes and replaces all existing non-disclosure or confidentiality agreements between the Parties.

16.2           Confidentiality—Company Information.  Except as otherwise expressly permitted by this Article 16:

(a)           Obligations of the Members.  Each Member will keep confidential, will not disclose, will not use, and will otherwise retain in strictest confidence the Company Information.  Without limiting the foregoing, each Member will use no less than the same degree of care, and no less than a reasonable degree of care, to protect the Company Information as it uses to protect its own trade secrets and confidential information.

(b)           Obligations of the Company.  The Company will keep confidential, will not disclose, and will otherwise retain in strictest confidence the Company Information.  The foregoing permits the Company to use the Company Information, but the Company will adopt procedures in connection with its use of Company Information that are reasonably expected to prevent that information from becoming publicly available.  The foregoing does not limit the Company’s obligations otherwise set forth in this Article 16, including those in Section 16.5 (Permitted Disclosures to Representatives) and Section 16.6 (Disclosure to Non-Representatives).

16.3           Definitions— Company Information and Other.

(a)           Company Information.  “Company Information” means all information (whether written, oral or in another form) that consists of, or includes, the Company’s Trade Secrets or Confidential Information.

(b)           Trade Secrets.  “Trade Secrets” means trade secrets under applicable trade secret or other law; and includes, however documented, concepts, ideas, designs, know-how, methods, data, processes, formulae, compositions, improvements, inventions, discoveries, product specifications, past, current and planned research and development and manufacturing or distribution methods and processes, lists of actual or potential customers or suppliers, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures.

(c)           Confidential Information.  “Confidential Information” means written or other information concerning the Company, other than Trade Secrets, not generally known to the public; and, to the extent consistent with the foregoing definition, includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, and any information that is marked “confidential” or in some comparable manner.

16.4           Certain Exceptions.  The prohibitions in Sections 16.1 and 16.2 will not apply only to the extent that:

(a)           Previously in Possession.  The disclosing Person (i) demonstrates through written records that the same Company Information was in its possession before disclosure to it and (ii) the disclosing Person provided the Company and each Member with written notice of prior possession either (A) before the execution and delivery of this Agreement or (B) if the disclosing Person later becomes aware of (through disclosure by the Company or otherwise) some aspect of the Company Information as to which it had prior possession, promptly upon its becoming aware of the Company Information;

(b)           Becomes Public.  The disclosing Person demonstrates (i) that the same information is currently publicly available or has become publicly available and (ii) that such public availability does not result from (A) the misappropriation or improper disclosure of such Company Information by the disclosing Person or (B) the obtaining of such Company Information by improper means of the disclosing Person;

(c)           Independently Developed.  The disclosing Person demonstrates that the same information was developed independently by the disclosing Person without the use of the Company Information;

(d)           Legal Obligation to Disclose.  The disclosing Person demonstrates that Applicable Law requires it to disclose the Company Information, but then only (i) to the extent disclosure is required and (ii) after giving the Company and each Member notice of the obligation so that it may seek a protective order or other similar or appropriate relief.  In the absence of an order or relief, the disclosing Person must use reasonable efforts to have the disclosed information treated confidentially consistent with this Article;

(e)           Enforcement of Agreement.  The disclosing Person demonstrates that it is reasonably necessary for the disclosing Person to make the disclosure to enforce this Agreement, and then only if the disclosing Person undertakes in good faith to limit the manner and extent of that disclosure to the extent practical including obtaining protective orders from the court or arbitrator from whom enforcement is sought; or

(f)           Sale of Membership Interest.  Disclosure is made by a Member or the Company in connection with the sale, transfer or other disposition, in whole or in part, of a Membership Interest or the assets of the Company in accordance with this Agreement (but then only if disclosure is subject to a non-disclosure agreement then customary in such transactions and as to which the Company, the other Member and each of its Affiliates is a third party beneficiary).

16.5           Permitted Disclosure to Representatives.  Notwithstanding the prohibitions of this Article, each Member and the Company may disclose the terms of this Agreement and Company Information to its Representatives directly involved with the Company but:

(a)           only to the extent necessary for the Representative to accomplish his assigned tasks and otherwise strictly on a need to know basis; and

(b)           only if the Representative (i) is provided a copy of this Article and (ii) is advised in writing by the disclosing Person (A) that he is obligated to keep confidential, not disclose and retain in strictest confidence the terms of this Agreement and the Company Information strictly in accordance with terms of this Article and (B) that the Company or any Member may directly enforce the obligation.

Each disclosing Person will be responsible for violations of this Article by its Representatives regardless of whether the Company or any Member has rights against the Representative.  “Representatives” means a Person’s directors, officers, employees, agents, consultants, advisors or other representatives, including lawyers, accountants and financial advisors.  In the case of a Member, “Representatives” includes the Representatives of that Member’s Affiliates.

16.6           Disclosure to Non-Representatives.  Any disclosure of the terms of this Agreement or any Company Information may be made to a non-Representative only if the receiving Person executes and delivers a confidentiality agreement in form and substance approved by the Board of Directors.

16.7           Continuing Protection of Trade Secrets.  Any Trade Secrets of the Company will also be entitled to all of the protections and benefits under Applicable Law.  If a court of competent jurisdiction determines that any Company Information that the Company deems to be a Trade Secret is not a Trade Secret, or ceases to be a Trade Secret under Applicable Law, then the Company Information will be considered Confidential Information for purposes of this Article.

16.8           Remedies.  Each Member recognizes that the activities proscribed by this Article will result in irreparable damage and harm to the Company and the Members and that the Company and Members and their Affiliates may be without an adequate remedy at law in the event of any such activities.  Therefore, if any of the foregoing Sections of this Article is breached or is threatened to be breached, the Company, each Member, and each of their Affiliates may: (a) obtain specific performance; (b) enjoin any Person that has breached or threatens to breach from engaging in any activity proscribed by this Article; and (c) pursue any one or more of the foregoing or any other remedy available to it under Applicable Law, including actual and/or punitive damages and set-off rights.  A Person seeking or obtaining any such relief will not be deemed to be precluded from obtaining any other relief to which that Person may be entitled.  Each Member waives on behalf of itself and each of its Affiliates any requirement that a Person seeking to enforce this Article submit proof of the economic value of any Trade Secret or post any bond or other security in connection therewith.

16.9           Attorney-Client Privilege.  To the extent that any Company Information includes materials subject to the attorney-client privilege, the Company is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to a Member, whether or not the Company has asserted, or is or may be entitled to assert, those privileges and protections.  The Company and the Members: (a) share a common legal and commercial interest in all such Company Information that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which such Company Information covered by those protections and privileges relates; and (c) intend that those privileges and protections remain intact if the Company or any Member becomes subject to any actual or threatened proceeding to which such Company Information covered by such protections and privileges relates.  In furtherance of the foregoing, no Member shall claim or contend, in proceedings involving the Company or any Member, that the Company waived its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Company Information (including Company Information related to pending or threatened litigation) to the Member.

16.10        Continuing Obligations.  The obligations in this Article will be effective from the date of this Agreement and will bind (a) the Company indefinitely and (b) each Member (i) with respect to the Company’s Confidential Information, for so long as that Member is bound by the non-competition provisions of Article 15 (Competition) and (ii) with respect to the Company’s Trade Secrets, for as long as the Company’s Trade Secrets remain trade secrets under Applicable Law.

16.11        No Limitation on Other Agreements.  The prohibitions in this Article are in addition to, and will be interpreted as separate and independent from, any similar prohibitions in any agreement between the Company and any of its Representatives that limits the use or disclosure of information concerning the Company.

16.12        Tax Exception to Confidentiality Provisions.  Notwithstanding anything herein to the contrary (including pursuant to this Article 16 and Section 17.8), the Parties and their respective representatives may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to such party relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.  For this purpose, "tax structure" is limited to facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the Parties, their affiliates, agents or advisors.

Article 17                  Miscellaneous

17.1           Further Assurances.  The Parties will (i) furnish upon request to each other further information, (ii) execute and deliver to each other documents, and (iii) do other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

17.2           No Liability.  Neither Member shall be liable to the other for incidental, indirect, consequential or punitive damages resulting from or arising out of this Agreement, including without limitation loss of profits, business opportunity or business interruption, regardless of how such damages were caused, whether by sole, joint or concurrent negligence of either Member.  The Parties’ rights and obligations under this Section 17.3 shall survive termination of this Agreement.

17.3           Press Releases.  Promptly after mutual execution and delivery of this Agreement, the Parties may jointly prepare a mutually agreeable press release for distribution by either Member.  All press releases shall be subject to mutual agreement of the Parties.

17.4           Confidentiality.  To facilitate discussions, upon execution of this Agreement, each Member may provide to the other Member information, including technical, operational, procedural and other information, data, feasibility studies, Consultant Information, surveys, billing rate schedules, design studies, correspondence, orders, proceedings and other material information related to the Project, the Parties and any of their subsidiaries or affiliates, whether in writing, electronic format or otherwise (collectively, the “Confidential Information”).  From the date of this Agreement until the second anniversary of such date, each Member shall, and shall cause its Representatives to, receive and maintain in confidence, and use only as necessary for purposes of its activities contemplated by this Agreement and not reveal to any other person (other than its Representatives who are actually performing its activities contemplated by this Agreement), any Confidential Information.  Each Member will ensure that each Representative to whom such disclosure is made adheres to the terms of this Agreement as if that representative had directly agreed to undertake the same terms.  Each Member will be responsible for any breach of the terms of this Agreement by any of its Representatives.

The obligation to maintain confidentiality shall not apply to (i) information that becomes generally available to the public without breach of any confidentiality obligation owed to any of the Parties or their respective Representatives, (i) information previously known to such Member prior to its receipt from the other Member, (iii) information which is made available to such Member by a third party who was under no obligation of confidentiality with respect to such information or (iv) disclosure as required by law, government agency or any recognized stock exchange.

Upon the disclosure of any Confidential Information pursuant to clause (b), the disclosing Member shall notify the other Member of such required disclosure as soon as possible (but in no event longer than one business day) following the request for the information so that the other Member may seek to resist, narrow the scope or waive the request or seek to obtain confidential treatment of the information so disclosed.  Each Member will inform the other Member of the means, content and timing of such disclosure prior to such disclosure being made.

17.5           Notices.  Ordinary course business communications in connection with the performance of this Agreement may be given electronically, by fax, by mail or any other comparable means, but any such communication will be deemed received only upon actual receipt.  Any other notice, communication and delivery under this Agreement (including one of default or termination): (a) will be made in writing signed by the Person making it; (b) will specify the Section to which it relates; (c) will be delivered only (i) in person, (ii) by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, or (iii) by fax and with a confirming copy sent by a nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery; (d) unless given in person, will be given to the address specified below; (e) will be deemed given (i) if delivered in person, on the date of personal delivery, (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent, or (iii) if sent by fax with a copy sent by a nationally recognized Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent; and (f) will be deemed received (i) if delivered in person, on the date of personal delivery, (ii) if sent by nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent, and (iii) if sent by fax and with a confirming copy sent by a nationally recognized next Business Day delivery service electing, and being timely delivered to such service for, next Business Day delivery, on the first Business Day after so sent.  The Person giving the notice will pay all delivery costs.  The addresses and the requirements for copies are as follows:

If to USREG Wind, to:	with copies to:

Cielo Wind Power, LP 823 Congress Avenue, Suite 500 Austin, Texas 78701 Attention: Mr. Walter Hornaday Phone: 512.440.0305 Fax: 512.440.0277
United States Renewable Energy Group, LLC
3953 Maple Avenue
Suite 200
Dallas, Texas 75219
Attention: Cappy McGarr

Ed Cunningham
13712 Overland Pass
Austin, TX 78738

Cielo Wind Power, LP
823 Congress Avenue, Suite 500
Austin, Texas 78701
Attention: Mr. Joseph J. Stark, Jr.
Phone: 512.440.0305
Fax:  512.440.0277

If to Shenyang, to:	with a copy to:

Shenyang Power Group Company Limited
c/o A-Power Energy Generation Systems Ltd.
No. 44 Jingxing Road
Tiexi District
Shenyang, Liaoning Province, China 110021
Telephone:           86-24-85617888
Facsimile:              86-24-85830606
Attention:             John S. Lin
Baker & McKenzie LLP 1114 Avenue of the Americas New York, New York 10036 Telephone: (212) 626-4886 Facsimile: (212) 310-1627 Attention: Ata Dinlenc, Esq.

Notice will be given to such other representatives or at such other addresses as a Person may furnish to the other Persons entitled to notice pursuant to the foregoing.  If notice is given pursuant to this Section of a permitted successor or assign of a Person, then notice will thereafter be given as set forth above also to such successor or assign of such Person.

17.6           Jurisdiction; Service of Process.  All actions or Proceedings relating to this Agreement (whether to enforce a right or obligation or obtain a remedy or otherwise) that are not subject to Article 13 (Dispute Resolution) will be brought solely in the state or federal courts located in the Houston, Harris County, Texas.  Each Member hereby unconditionally and irrevocably consents to the jurisdiction of those courts and waives its rights to bring any action or Proceeding against the other Member except in those courts.  Process in any action or Proceeding referred to in the preceding sentence may be served on any Member anywhere in the world.  Each Member irrevocably waives any right to a jury trial with respect to any matter arising out of or in connection with this Agreement.  If any Member seeks to enforce its rights under this Agreement by joining another Person to a Proceeding before a jury in which the third party is a party, the Parties will request the court to try the claims between the Parties without submitting the matter to the jury.

17.7           Waiver.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of the right, power or privilege, and no single or partial exercise of any right, power or privilege will preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  To the extent permitted by Applicable Law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Person, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Person; (b) no waiver that may be given by a Person will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Person will be deemed to be a waiver of any obligation of that Person or of the right of the Person giving the notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

17.8           Entire Agreement and Modification.  This Agreement (a) supersedes all prior agreements between the Parties with respect to their subject matter, including the Joint Venture Framework Agreement dated as of October 29, 2009, and (b) constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to their subject matter.  This Agreement may not be amended except by a written agreement executed by the Parties.

17.9           Currency.  All currency denominations here in shall be in U.S.  Dollars.

17.10        Assignments, Third Parties.  Neither Member may assign or transfer (by contract, merger, operation of law or otherwise) any of it rights, duties or obligations in this Agreement without the prior written consent of the other Member.  Subject to the foregoing sentence, this Agreement shall be binding on and inure to the benefit of each Member’s permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties hereto and their respective permitted successors and assigns.

17.11        No Third Party Rights.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties (and the Company) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties (and the Company) and their successors and assigns.

17.12        Severability.  If any provision of this Agreement not essential to accomplishing its purposes is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

17.13        Time is of the Essence; Computation of Time.  Time is of the essence of each and every provision of this Agreement.  If the last day for the exercise of any privilege or the discharge of any duty under this Agreement falls on a day that is not a Business Day, then the Person having such privilege or duty will have until 5:00 p.m.  (its local time) on the next succeeding Business Day to exercise its privilege or to discharge its duty.

17.14        Governing Law.  Except for the application of the United States Arbitration Act (9 U.S.C.  §§ 1–16) to dispute resolution as provided in this Agreement, this Agreement, including issues arising out of or related to this Agreement, will be governed by the laws of the State of New York including, without limitation New York Obligations Law Sections 5-1401 (Choice of Law) and 5-1402 (Choice of Forum), applicable to contracts entered into and wholly to be performed therein, without regard to that body of law relating to conflict of laws.

17.15        Counterparts; Effectiveness.  This Agreement may be executed in one or more original, facsimile or “.PDF” email counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become binding and effective only upon the mutual exchange of duly executed counterparts, provided that such exchange occurs within three (3) days of the first delivery of a signed counterpart by a Party.

17.16        Relationship of the Parties.  Nothing contained herein or in the title of this Agreement creates or shall be deemed to create any relationship of partnership, joint venture or agency between the Parties for any purpose, nor shall any similar relationship be deemed to exist between them.   No Party shall have the right to represent the other Member or to enter into any commitment or agreement on behalf of the other Member without such Member’s prior specific written consent.

[signatures are on next page]

DULY EXECUTED BY the Parties on as of the date first written above.

United States Renewable Energy Group Wind Partners I, LLC

By: Texas Wind Management LLC, its manager

By:	/s/ Walter Hornaday
Name:	Walter Hornaday
Title:	President

Shenyang Power Group Company Limited

By:	/s/ Jinxiang Lu
Name:	Jinxiang Lu
Title:	Chief Executive Officer

Attachment 2.4-A to Amended and Restated Limited Liability Company Agreement
Representations and Warranties of USREG Wind

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by USREG Wind to Shenyang prior to entering into this Agreement (the “USREG Wind Disclosure Letter”), USREG Wind represents and warrants to Shenyang as follows:

1.           Organization and Good Standing.  USREG Wind is a limited liability company in good standing under the laws of its jurisdiction of incorporation, with full company power and authority (a) to conduct its business as it is now being conducted, contribute the USREG Wind Contributed Assets, and participate in, including its satisfying its obligations to, the Company, and (b) to perform all its obligations under this Agreement.

2.           Authority; No Conflict.

2.1           Enforceability.  This Agreement constitutes the legal, valid, and binding obligations of USREG Wind, enforceable against USREG Wind in accordance with its respective terms.  USREG Wind has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

2.2           No Conflict, etc.  Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of USREG Wind or (ii) any resolution adopted by the members or managers of USREG Wind;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which USREG Wind, or any of the USREG Wind Contributed Assets, may be subject;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by USREG Wind and that otherwise relates to USREG Wind’s business or the ownership or use of any of the USREG Wind Contributed Assets;

(d)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (i) under which USREG Wind has or may acquire any rights, (ii) under which USREG Wind has or may become subject to any obligations or liability, or (iii) by which USREG Wind or any of the assets owned or used by it is or may become bound; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any of the USREG Wind Contributed Assets.

3.           Contribution Agreement.  USREG Wind has made and given certain representation and warranties, subject various limitations and other terms and conditions, as set forth in the USREG Wind Contribution Agreement, which are incorporated herein by this reference.

Attachment 2.4-B to Amended and Restated Limited Liability Company Agreement
Representations and Warranties of Shenyang

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by Shenyang to USREG Wind prior to entering into this Agreement (the “Shenyang Disclosure Letter”), Shenyang represents and warrants to USREG Wind as follows:

1.           Organization and Good Standing.  Shenyang is a limited liability company duly formed and validly existing under the laws of its jurisdiction of formation, with full company power and authority (a) to conduct its business as it is now being conducted, to contribute the Shenyang Contributed Assets, and to participate in, including its satisfying its obligations to, the Company, and (b) to perform all its obligations under this Agreement and applicable contracts.  Shenyang is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that is required by reason of (i) the ownership or use of the properties owned or used by it, (ii) the nature of the activities conducted by it, or (ii) its participation in, including its satisfying its obligations to, the Company.

2.           Authority; No Conflict.

2.1           Enforceability.  This Agreement constitutes the legal, valid, and binding obligations of Shenyang, enforceable against Shenyang in accordance with its respective terms.  Shenyang has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

2.2           No Conflict, etc.  Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Shenyang or (ii) any resolution adopted by the board of directors or the stockholders of Shenyang;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which Shenyang may be subject;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Shenyang;

(d)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract (i) under which Shenyang has or may acquire any rights, (ii) under which Shenyang has or may become subject to any obligations or liability, or (iii) by which Shenyang or any of the assets owned or used by it is or may become bound; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any of the Shenyang Contributed Assets.

3.           Consents and Notices.  Shenyang is not required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization of any Person (including any Governmental Authorization) in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

4.           Disclosure.  No representation or warranty of Shenyang in this Agreement and no statement in the Shenyang Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.           Brokers or Finders.  Shenyang and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

Attachment 2.6 to Amended and Restated Limited Liability Company Agreement

Percentage Interests of Members

Name	Percentage Interests

USREG Wind	51%

Shenyang	49%

Total	100%

Attachment 3.1 to Amended and Restated Limited Liability Company Agreement

Capital Contributions of Members

Name	Contribution	Percentage Interests

USREG Wind	US$41,632,653.06	51.0%

Shenyang	US$40,000,000.00	49.0%

Total	US$81,632,653.06	100%

Attachment 5.10 to Amended and Restated Limited Liability Company Agreement

Business Plan

Initial Business Plan

Summary Budget

Below is a proposed summary project budget. The Company shall use good faith efforts to obtain debt and equity financing and Secured Incentives sufficient to fund the program as it is summarized below:

WTG:	$1,260 million
BOP:	$ 360 million
T-Line:	$ 300 million
Cash Developer Fee:	$ 400 million
Contingency:	$ 40 million
Development:	$ 40 million
Total	$2,400 million

Business Plan Summary

1)
The Company agrees to purchase from Turbine Supplier wind turbine generators which shall, in aggregate, have a nameplate capacity of 600 MW.  These wind turbine generators shall be certified by Germanischer Lloyd (or an equivalent entity) and shall have the following approximate characteristics: 1) 2.05 MW nameplate capacity; 2) 93 meter rotor diameter; and 3) 80 meter tubular tower or such other characteristics as agreed between the Company and the Turbine Supplier.

2)
On the Closing Date, which would occur on or before December 28, 2009, USREG Wind will contribute the USREG Wind Contributed Assets to the Company and will receive a capital account equal to approximately $41.6 Million.   Shenyang will contribute $40 Million cash and will receive a capital account equal to $40 Million.

3)
The Company shall pay each Member a developer fee (the “Developer Fee”) equal to the product of its Percentage Interest and 20% of the Project Value.   The Company shall pay to Cielo for the account of USREG Wind (x) an initial installment of the Developer Fee in the amount of $10,125,000 on the Closing Date and (y) a second installment of the Developer Fee in the amount of $3,375,000 on March 1, 2010 (the “Initial Developer Fee”).  The unpaid balance of USREG Wind’s share of the Developer Fee shall be due and payable in full on the date the Project Loan closes; provided, however, that such payment may be made from loan proceeds or from any source available to the Company, including but not limited to capital contributions, revenue, loan proceeds, Grants, rebates and Secured Incentives.  The Initial Developer Fee is payable pursuant to the terms of the Development Services Agreement dated December 16, 2009, by and between the Company and Cielo.  In order to provide equitable consideration to Shenyang, 100% of Project cash flows (exclusive of the initial $40 Million Shenyang Contributed Assets) will be distributed to Shenyang until Shenyang’s total distributions are equal to $12.97 Million (the “SPG Priority Return”).  The SPG Priority Return shall be creditable against Shenyang’s share of the Developer Fee.

4)	Shenyang has indicated that an 80% interest-free, bank loan may be used to finance the Project. The balance of the capital will be provided by Shenyang or other equity (the “Equity”).

5)
Shenyang’s share of the Developer Fee (less the amount received in respect of the SPG Priority Return) shall be due and payable if, as and when funded by the proceeds from the Project Loan or from any source available to the Company, including but not limited to capital contributions, revenue, loan proceeds, Grants, rebates and Secured Incentives, after payment of USREG Wind’s share of the Developer Fee.

6)	Project cash flows, after debt service, shall be allocated to 51% to USREG Wind and 49% to Shenyang.

Attachment 12 to Amended and Restated Limited Liability Company Agreement
Accounting and Tax Matters

1.           Definitions.

“Adjusted Capital Account Deficit” means with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:  (a) Increase such Capital Account by any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decrease such Capital Account by the amount of the items described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).  This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on the immediately succeeding December 31, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clause (i) or (ii) for which the Company is required to allocate profits, losses, and other items of Company income, gain, loss, or deduction pursuant to Section 4.

“Code” means the United States Internal Revenue Code of 1986, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

 “Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Treasury Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

“Fair Market Value” means, with respect to an item of Company property, the fair market value of such property, taking into account Code § 7701(g).

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Deduction” has the meaning set forth in Treasury Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations § 1.704-2(b)(3).

“Treasury Regulations” means the federal income tax regulations (including temporary regulations) promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

2.           GAAP, Book and Tax Accounting.

2.1           GAAP Accounts and Statements.  The Company will establish and maintain accounts and will prepare and distribute financial statements in accordance with GAAP.

2.2           Book Accounts and Statements.  Book accounts will be maintained in accordance with Section 3 below.  To the extent the value of assets contributed to the Company differs from their GAAP values or to the extent this Agreement requires that items of operational income or expense be recorded differently from GAAP principles, the Company will maintain adequate records to reflect such differences.

2.3           Tax Accounts and Statements.  The Company will establish and maintain accounts and will prepare and distribute statements, returns and other documents as are necessary to prepare and file the Company’s tax records and reports.

2.4           Reconciliation.  The Company will prepare annually and distribute to the Members a schedule reconciling the GAAP, book and tax statements.

2.5           GAAP.  If GAAP principles permit a transaction to be accounted for in more than one way, the Company will follow the principle adopted by USREG Wind.

3.           Capital Accounts.

3.1           Capital Account.  The Company will establish and maintain a capital account (a “Capital Account”) for each Member in accordance with following provisions, and the initial Capital Account of each Member on the date hereof (as set forth on Attachment 3.1) shall be increased by:

(a)           the amount of money contributed by the Member to the Company;

(b)           the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property or that the Company assumes);

(c)           allocations to the Member of Company income and gain;

(d)           upon the revaluation of Company property pursuant to Section 3.3, the gain (if any) that would have been allocated to the Member if such Company property had been sold at its fair market value immediately before the event that requires the revaluation; and

(e)           upon distribution of Company property to a Member, if the Company property is not revalued pursuant to Section 3.3, the gain (if any) that would have been allocated to such Member if such Company property had been sold at its fair market value immediately before the distribution;

and shall be decreased by:

(f)           the amount of money distributed to the Member by the Company;

(g)           the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property or that the Member assumes);

(h)           allocations to the Member of Company loss or items of deduction;

(i)           upon the revaluation of Company property pursuant to Section 3.3, the loss (if any) that would have been allocated to the Member if such Company property had been sold at its fair market value immediately before the event that requires the revaluation; and

(j)           upon distribution of Company property to a Member, if the Company property is not revalued pursuant to Section 3.3, the loss (if any) that would have been allocated to such Member if such Company property had been sold at its fair market value immediately before the distribution.

This Section 3.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation.  In the event the Board of Directors shall determine that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto (including, without limitation, increases or decreases relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), the Board of Directors may make such modification.  The Board of Directors also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations § 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations § 1.704-1(b) and shall be otherwise adjusted in accordance with the additional rules set forth in the Treasury Regulations.

3.2           Liability Assumption.  For purposes of Section 3.1(b) and (g), a liability is “assumed” by the Company or a Member only to the extent that the assuming party is thereby subjected to personal liability with respect to such obligation, the obligee is aware of the assumption and can directly enforce the assuming party’s obligation, and, as between the assuming party and the party from whom the liability is assumed, the assuming party is ultimately liable.

3.3           Revaluation When Interest Is Acquired from or Relinquished to Company.

(a)           The Company will increase or decrease the book value of its property to its fair market value (taking into account Code § 7701(g)) in connection with:

(i)           the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)           the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company;

(iii)           the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or a new Member acting in a Member capacity or in anticipation of being a Member; and

(iv)           the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or a new Member acting in a Member capacity or in anticipation of being a Member.

(b)           The Company will adjust the Capital Accounts to reflect such revaluation in the manner in which the unrealized income, gain, loss, or deduction inherent in such property would be allocated if there were a taxable disposition on such property for its fair market value on the date of revaluation.

3.4           Transfer.  Upon the transfer of all or a part of an interest in the Company, the Capital Account of the transferor that is attributable to the transferred interest shall carry over to the transferee.

4.           Allocations.

4.1           General Allocations.  Subject to and except as otherwise provided in Sections 4.2 through 4.4, the Company’s income or loss and all of its separately stated items of income, gain, loss, deduction and credit shall be allocated to the Members in proportion to the Percentage Interests.

4.2           Special Allocations.

(a)           Company Minimum Gain Chargeback.  Notwithstanding any other provision of this Agreement, except as otherwise provided in Treasury Regulations § 1.704–2(f), if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for the Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company minimum gain, determined in accordance with Treasury Regulations § 1.704–2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be allocated shall be determined in accordance with Treasury Regulations §§ 1.704–2(f)(6) and 1.704–2(j)(2).  This Section 4.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations § 1.704–2(f) and shall be interpreted consistently therewith.

(b)           Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt.  Notwithstanding any other provision of this Agreement, except as provided in Treasury Regulations § 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Treasury Regulations § 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 4.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations § 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704– 1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section 4.2(c) were not in the Agreement.

(d)           Gross Income Allocation.  In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, that Member shall be specially allocated items of Company income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible; provided that an allocation pursuant to this Section 4.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been made as if this Subsection 4.2(d) and the preceding Subsection 4.2(c) were not in the Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests at the time of such allocation.

(f)           Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations § 1.704-2(i)(1).

(g)           Code § 754 Adjustment.  To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code § 734(b) or Code § 743(b) is required, pursuant to Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in proportion to their Percentage Interests at the time of such allocation in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Treasury Regulations § 1.704-1(b)(2)(iv)(m)(4) applies.

4.3           Curative Allocations.  The allocations set forth in Section 4.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations, or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4.  Therefore, notwithstanding any other provisions of this Section 4, the Regulatory Allocations shall be taken into account in allocating items of income, gain, loss, deduction and credit among the Members such that, to the extent possible, the net amount of allocations of such items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred and all Company items were allocated pursuant to Section 4.1.

4.4           Loss Limitations.  Items of loss and deduction allocated pursuant to Section 4 shall not exceed the maximum amount of items of loss or deduction that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year.  In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of item of loss or deduction pursuant to Section 4, the limitation set forth in this 4.4 shall be applied on a Member by Member basis and items of loss or deduction not allocable to any Member as a result of such limitation shall be allocated to the other Members in the manner otherwise required pursuant to Section 4 to the extent such other Members have positive balances in their Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulations § 1.704-1(b)(2)(ii)(d).

4.5           Other Allocation Rules.

(a)           For purposes of determining the items of income, gain, loss, deduction and credit allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by Board of Directors using any permissible method under Code § 706 and the Treasury Regulations thereunder.

(b)           The Members are aware of the income tax consequences of the allocations made by this Section 4 and hereby agree to be bound by the provisions of this Section 4 in reporting their shares of Company income and loss for income tax purposes.

(c)           Solely for purposes of determining a Member's proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations § 1.752-3(a)(3), the Members' interests in Company profits are in accordance with their Percentage Interests.

(d)           To the extent permitted by Treasury Regulations § 1.704-2(h)(3), the Board of Directors shall endeavor to treat distributions of cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

4.6           Income Tax Allocations:  Code § 704(c).  Except as otherwise provided in this Section 4, each item of income, gain, loss, and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner that such items are allocated for book purposes pursuant to this Section 4.  In accordance with  Code § 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Fair Market Value using the any allocation method permitted by Treasury Regulations § 1.704-3(b), (c) or (d) as selected by the Board of Directors.  In the event the Fair Market Value of any Company property is adjusted pursuant to Section 3.3(a), subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Fair Market Value in the same manner as under Code § 704(c) and the Treasury Regulations thereunder.  Any elections or other decisions relating to such allocations shall be made by Board of Directors in any manner that reasonably reflects the purpose and intention of this Agreement; provided that any items of loss or deduction attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (A) the federal income tax basis of such property at the time of its contribution over (B) the Fair Market Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Fair Market Value upon its contribution to the Company.  Allocations pursuant to this Section 4.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share profits, losses, other items, or distributions pursuant to any provision of this Agreement.

5.           Other Tax Matters.

5.1           Tax Matters Member.

(a)           USREG Wind shall be the “tax matters partner” of the Company pursuant to Code § 6231(a)(7) (the “Tax Matters Member”).  The duties of the Tax Matters Member shall include the following:  (i) to represent the Company in all administrative proceedings with all federal and state taxing authorities; (ii) to settle, compromise, litigate or pursue any course of action with respect to any dispute with respect to any Tax issue; except that the Tax Matters Member shall confer with the Members before entering into any settlement or compromise; and (iii) at the request of any other Member, the Tax Matters Member shall take such action as may be necessary to cause, to the extent possible, such other Member to become a “notice partner” within the meaning of Code §§ 6231(a)(8) and 6223.

(b)           The provisions of this Section 5 will survive the termination of the Company or the termination of any Member's interest in the Company and will remain binding on the Member for the period of time necessary to resolve with the IRS or other federal tax agency any and all federal income tax matters relating to the Company that are subject to Code §§ 6221 through 6233.

(c)           If for any reason the IRS disregards the election made by the Company pursuant to Section 5.3(e) and commences any audit or proceeding in which it makes a claim, or proposes to make a claim, against any Member that could reasonably be expected to result in the disallowance or adjustment of any items of income, gain, loss, deduction or credit (including PTCs) allocated to such Member by the Company, then such Member will promptly advise the other Members of the same, and such Member, in consultation with the other Members, will use commercially reasonable efforts to convert the portion of such audit or proceeding that relates to such items into a Company level proceeding consistent with the Company’s election pursuant to Section 5.3(e).

(d)           Subject to the provisions of this Section 5, each Member will provide the other Members with such assistance as may reasonably be requested by such other Members in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any Taxes with respect to the operations of the Company, the Company or the allowance or disallowance of any PTCs arising from the sale by the Company of electricity produced by the Project.  For federal, state and local income tax purposes, each Member will report all items of income, gain, loss, deduction and credit attributable to the Company, the character and timing of such items and the sharing of the Company’s liabilities consistent with the manner in which such items and share of liabilities are reported by the Company on the tax returns prepared in accordance with this Section 5.

5.2           Tax Returns.  The Tax Matters Member shall prepare, or cause to be prepared, and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company.  Each Member shall furnish to the Tax Matters Member all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed.  The Tax Matters Member shall provide to the Members (i) by no later than June 15th of each year, preliminary draft Schedule K-1s and (ii) the federal income tax return proposed to be filed by the Tax Matters Member, which proposed tax return shall in any event be furnished to the Members by the Tax Matters Member no less than 60 days prior to the date (as extended) on which the Tax Matters Member intends to file the Tax Return.

5.3           Tax Elections.  The Company shall make the following elections on the appropriate tax returns:

(a)           to the extent permitted under Code § 706, to adopt as the Company's fiscal year the calendar year;

(b)           to adopt the accrual method of accounting;

(c)           if a valid election to adjust the basis of the Company's properties under Code § 754 is not in effect and a transfer of Membership Interest as described in Code § 743 occurs, on request by notice from any Member, to elect, at such Member's cost, pursuant to Code § 754, to adjust the basis of the Company's properties;

(d)           if a distribution of the Company's property as described in Code § 734 occurs, to elect pursuant to Code § 754, to adjust the basis of the Company's properties;

(e)           if the Company is a small partnership that is not subject to the TEFRA unified audit rules contained in Code §§ 6221 through 6234 (either on the Effective Date or subsequently as a result of any disposition of Membership Interest), to elect under Code § 6231(a)(1)(B)(ii) to not be treated as a small partnership and thereby have the TEFRA unified audit rules contained in Code §§ 6221 through 6234 apply to the Company, which election shall be made from time to time in the manner and at the time required by Treasury Regulations §§ 301.6231(a)(1)-1 so that the Company is subject to the TEFRA unified audit rules contained in Code §§ 6221 through 6234 for all taxable years ending after the Effective Date;

(f)           to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Code § 709(b); and

(g)           any other election Tax Matters Member may deem appropriate.

Neither the Company nor any Member shall make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.